As filed with the Securities and Exchange Commission on October 4, 2006. Registration No. 333-132482

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________

PRE-EFFECTIVE AMENDMENT NO. 7 FORM SB-2

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

PREMIER INDEMNITY HOLDING COMPANY

(Name of small business issuer in its charter)

3001 N Rocky Point Dr, Ste 200

Tampa, FL 33607

813-286-6194

(Name, address and telephone number of Registrant)

FLORIDA	6331	20-2680961
(State or other jurisdiction of	(Primary Standard Industrial Classification	(I.R.S. Employer
incorporation or organization)	Code Number)	Identification No.)

Stephen L. Rohde

Premier Indemnity Holding Company

3001 N Rocky Point Dr, Ste 200

Tampa, FL 33607

813-286-6194

With a copy to

William M. Aul, Esq.

Law Offices of William M. Aul

7676 Hazard Center Drive, Suite 500

San Diego, California 92108

(619-497-2555)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title Of Each		Maximum	Maximum
Class Of Securities	Amount To Be	Offering Price	Aggregate	Amount Of
To Be Registered	Registered(1)	Per Share	Offering Price	Registration Fee
Common stock	17,500,000 (1)	$1.00.(2)	$17,500,000	$1,872.50
Total	17,500,000		$17,500,000	$1,872.50

(1) Of the shares of common stock being registered hereby, 15,000,000 shares are to be offered and sold by the Registrant and 2,500,000 shares are to offered and sold by a selling stockholder.

(2) The offering price has been arbitrarily determined by the Registrant and bears no relationship to assets, earnings, or any other valuation criteria.

(3) The Registrant will not receive any of the proceeds from the sale by the selling shareholder of its shares.

(4)	Estimated in accordance with Rule 457(c)solely for the purpose of calculating registration fee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THIS PAGE WAS LEFT INTENTIONALLY BLANK

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED __________________, 2006

Premier Indemnity Holding Company

17,500,000 SHARES OF COMMON STOCK

$1.00 per share

This is an initial public offering of 17,500,000 shares of the common stock of Premier Indemnity Holding Company. Premier is offering 15,000,000 of the shares and the selling shareholder is offering an additional 2,500,000 shares. We will not receive any proceeds from the sale of the shares by the selling shareholder.

Prior to this offering there has been no public market for our stock. The offering price for the shares sold by Premier and the selling shareholder is $1.00 per share.

We intend to seek inclusion of our common stock for quotation on the OTC Bulletin Board.

This is a minimum-maximum offering of Premier’s common stock on a “best efforts” basis. Pending receipt of $8,500,000, the minimum offering amount, all funds will be deposited into a non-interest bearing escrow account. If we do not achieve the minimum offering within 90 days from the commencement of the offering, which may be extended for an additional 30 days, this offering will terminate.

Investing in our Common Stock involves significant risks. See “Risk Factors” on page 9 for a description of certain factors that you should carefully consider before purchasing the shares offered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial Public Offering Price	$1.00	$17, 500,000
Proceeds Before Expenses to Premier	$1.00	$15,000,000
Proceeds to Selling Shareholder	$1.00	$2,500,000

The date of this prospectus is _______________.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBSCRIPTION INFORMATION

Subscribers purchasing the shares should make checks payable to Wilmington Trust Company, as Escrow Agent for Premier Indemnity Holding Company. Subscribers should also complete a Purchase Order Form, a form of which is enclosed herewith as Appendix A to this prospectus. For California residents only, Subscribers should complete the California Purchase Order Form, a form of which is enclosed herewith as Appendix A-California Only. For convenience, both Purchase Order Forms will be included with this prospectus. Additional copies of either of these Purchase Order Forms may be obtained by writing, calling or faxing the company at its office: Telephone (813) 286-6194 and facsimile (406) 837-1819.

FOR CALIFORNIA RESIDENTS ONLY

Securities may only be offered and sold to California residents who: (i) have not less than $250,000 in liquid net worth (in the form of cash, Certificates of Deposit, interests in money market mutual funds, and the like) (computed by excluding the net worth of homes, home furnishings, automobile, and retirement assets) plus $65,000 in annual gross income; or (ii) have not less than $500,000 liquid net worth (in the form of cash, Certificates of Deposit, interests in money market mutual funds, and the like) (computed by excluding the net worth of homes, home furnishings, automobile, and retirement assets); or (iii) have not less than $1,000,000 net worth (including the net worth of homes, home furnishings, automobile, but excluding retirement assets); or (iv) have not less than a gross annual income of $200,000.

The shares offered hereby have been registered by a limited qualification in the State of California and therefore cannot be offered for resale or resold in the State of California unless registered for sale or unless an exemption from such registration requirements exists. The exemption afforded by Section 25104(h) of the California Corporate Securities Law shall be withheld by the California Commissioner of Corporations and the Company is not permitted to apply for the exemption afforded by Section 25101(b) until 90 days after the date the Securities and Exchange Commission (the “Commission”) declares the Registration Statement, of which this Prospective is a part, effective. All California residents will need to complete and sign the Purchase Order Form for California residents only.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

SUMMARY INFORMATION

The following summary is qualified in its entirety by the more detailed information, financial statements and other data appearing elsewhere in this Prospectus. At various places in this Prospectus, we may make reference to the "company" or "us" or "we." When we use those terms, unless the context otherwise requires, we mean Premier Indemnity Holding Company and its subsidiaries.

About Premier Indemnity Holding Company

We were incorporated as Premier Indemnity Holding Company in Florida on April 22, 2005. We are a development-stage company with no material assets and no current sales revenues. We have only limited operations that are devoted primarily to administrative and organizational matters and the registration of the shares offered hereby and to obtaining a permit from the Florida Office of Insurance Regulation that has allowed to form our company and its subsidiaries and to undertake efforts to raise the capital required to meet the minimum capital requirements under Florida law.

Our permit that we received from the Florida Office of Insurance Regulation is dated January 6, 2006. The permit allows us until January 5, 2007 to obtain a Certificate of Authority to operate as an insurance company in the state of Florida and granted us the right to form our subsidiary, Premier Indemnity Insurance Company.

In our application to obtain the permit, we are committed to obtain necessary capital at a starting level of at least $8,000,000 (to fund our capital reserve) in conjunction with our plan of operations, as filed with the Florida Office of Insurance Regulation. Under Florida law, the permit we hold is valid for a period of one year from the date at which the permit was issued, but it may, upon request and approval by the Florida Office of Insurance Regulation, be extended for an additional year. If we are not successful in raising at least the minimum offering of $8,500,000 in gross proceeds hereby before the January 5, 2007 date at which our permit expires, we plan to request an extension of our permit. Any extension of the permit will be at the discretion of the Florida Office of Insurance Regulation. If we obtain an extension of our permit and if we achieve the minimum offering, then $8,000,000 of the $8,500,000 in gross proceeds from the minimum offering will be used to fund the necessary capital required by the Florida Office of Insurance Regulation. The remaining $500,000 in gross proceeds (less the costs of this offering estimated to be $72,000) will be used for working capital.

Timeline

As an overall timeline, we have the following current plans. First, we anticipate that if we are successful, we may be able to raise the minimum offering amount within 60 to 90 days from the commencement of this offering. Second and at the same time, we plan to finalize our application for the Certificate of Authority for our subsidiary, Premier Indemnity Insurance Company, and finalize our planned policy forms and planned rate filings. Third, we plan to file an application for an extension of our permit. Fourth, and if the minimum offering is raised, then we plan to file an application for the Certificate of Authority and the policy forms and rates with the Florida Office of Insurance Regulation and also file an application with Demotech for a Financial Stability Rating to obtain a rating that we will need to sell residential property and casualty insurance. We anticipate that if our application for the Certificate of Authority and our planned policy forms and rates are approved, this may take 60 to 90 days after the applications are filed. Fifth, during this waiting period, we plan to hire additional personnel, purchase office equipment, finalize our sales and marketing plans, recruit our initial group of agents, install and test policy and claims systems, and train prospective agents. Sixth, if we receive approvals from the Florida Office of Insurance Regulation for these applications and obtain an acceptable rating from Demotech, then we plan to begin selling insurance on a limited basis and commence full operations as an insurance company shortly thereafter solely within the state of Florida.

In any event, we do not want to commence operations until after the hurricane season is over, which date is generally after November of each year. We may revise our plans further as we assess our circumstances and we cannot assure you that we can achieve any one or more of these plans or if we do achieve them, that we can do so in the timeframes described above.

Florida Market Conditions

In recent years and given the current economic expansion, the number of homes in Florida has increased and many large, national insurance companies have, at the same time, either reduced their insurance underwriting activities in Florida or withdrawn entirely from the state. In particular, State Farm Insurance Company, Allstate Insurance Company, Travelers Insurance Company, Liberty Mutual Insurance Company, Amica, AIG, and Horace Mann have significantly reduced their homeowners’ insurance underwriting activities in Florida in recent years. One company, Safeco Insurance, has withdrawn entirely from writing all homeowners’ policies in Florida.

We believe that that these large insurance companies have taken these actions: (1) to reduce their exposure to hurricanes; (2) to realign the level of catastrophe risk exposure to levels that they face in other jurisdictions where hurricanes are not present; and (3) to mitigate their exposure to earnings volatility that hurricane claims can cause. In addition, given the historically huge magnitude of the losses that these companies incurred from the hurricanes of 2004 and 2005, many have recently put more emphasis on other markets. We believe that the perception of the catastrophe exposure risks by these companies is greater now than ever.

These actions by the national insurance companies have caused the state of Florida to create Citizens Property Insurance Company, a state-funded property and casualty insurance carrier, to provide homeowners insurance to consumers who cannot obtain insurance from the private market. Citizens is intended to be the insurer of last resort and its rates by law must be higher than the private market so as not to compete with voluntary market insurers. We believe that Citizens currently insures over 1.2 million homes in Florida, making it the largest homeowners’ insurance carrier in Florida. The state of Florida has also recognized this gap between demand and supply by creating the Florida Hurricane Catastrophe Fund (FHCF) that has encouraged and enabled the formation of new, smaller insurance companies. Since 1994 and the formation of the FHCF, 36 property and casualty insurance companies have been formed in Florida.

As a result, we believe that if we can successfully implement our plans, there may be some opportunities for us to meet a growing demand for homeowners insurance that far exceeds the supply of insurance underwriting capacity from the current group of homeowner insurance companies in the Florida market. In that event, and to the extent that we are able, we seek to employ our experienced managerial team and our planned systems with the goal of writing between 10,000 and 20,000 new homeowners’ insurance policies per year in the Florida market through our subsidiaries, Premier Indemnity Insurance Company and Premier Indemnity Associates, Inc. through which we intend, upon receiving licenses from the Florida Office of Insurance Regulation, to write HO3 (Homeowners) and HO6 (Condominium) insurance policies to homes under 30 years old with replacement cost values ranging from $50,000 (Condominiums) and $100,000 (Homes) to a maximum of $500,000.

We estimate, based on data from the 2000 U.S. Census and the Florida Hurricane Catastrophe Fund (FHFC) and provided to us by Collins Associates, a reinsurance intermediary with operations in Florida, that there be as many 2,500,000 homes and condominiums in Florida that meet this criteria. While we have relied upon these estimates in developing our plans and we believe that they are accurate, we may revise them further after we commence operations and review additional data.

Challenges We Face

In general, the most significant challenges that we anticipate are those that arise from hurricanes. We will need to closely monitor the location and concentration of the insurance policies that we plan to issue so that, to the extent that we are able, we may be able to avoid excessive concentration of policies in any one geographic area and, if possible, to achieve geographic diversification of our policies. If we can do so, this may allow us some ability to minimize our losses from hurricanes and to obtain reinsurance on a cost-effective basis.

We plan to use Catastrophe Modeling Technology (CMT) to assist us in identifying the extent of the risks that we face and in identifying the extent and amount of reinsurance that we will seek to purchase. While we believe that our planned use of CMT will help us, we will continue to face challenges since we cannot predict the timing, locations, number, and magnitude of the hurricanes that hit Florida with any precision or we can not fully avoid the risk of significant financial losses.

We plan to purchase reinsurance to at least to the one in one hundred-year event, as measured by the catastrophe models we will use. Florida law currently requires this level of reinsurance. We also face the challenge of obtaining this level of reinsurance on an affordable basis. Our goal is to limit the cost of the premiums that we pay to obtain reinsurance to no more than 40% or less of the revenues that we may be able to achieve. Several factors make this challenging for us and we may not be able to achieve this goal. First, we cannot predict our reinsurance costs. Second, if our reinsurance or other costs increase, we cannot assure you that we can obtain timely approval of any insurance rate application from the Florida Office of Insurance Regulation to offset the increased costs of reinsurance. Third, we face a continuing challenge in limiting the geographic concentration on the location of the homes and condominiums that we insure. If we issue insurance policies in one geographic area, particularly an area that is prone to significant and likely hurricane damage, then we will need to purchase more reinsurance. This could cause our reinsurance costs to exceed 40% of the insurance premium revenues that we seek to generate from insurance policy holders. This may be particularly challenging in the first few years of our planned operations and we cannot assure you that we will be able to successfully limit our reinsurance costs.

As we assess the challenges that we will face, we are aware that the following insurance companies that previously offered similar insurance products and services as we propose to offer have been put into liquidation or were placed under the direct supervision of the Florida Office of Insurance Regulation as a result of their adverse financial condition: American Superior Insurance (in liquidation in 2004), Atlantic Preferred Insurance (part of the Poe Group) (in liquidation in 2006), Florida Preferred Insurance (part of the Poe Group) (in liquidation in 2006), Florida Select Insurance (in supervision in 2006), Southern Family Insurance (part of the Poe Group) (in liquidation in 2006). We cannot assure you that we will not face a similar fate. Additional companies may be leaving the Florida market in 2006 as well.

We will also face the continuing annual challenge that hurricanes can place on our personnel. We will, to the extent that we are able, implement and monitor the services we provide to our policyholders during and after a hurricane and to take steps that may allow us to differentiate our company from our competition by: (A) attempting to deliver superior service to our planned policyholders and the agents that sold these policies; and (B) offering discounts where the risks we face appear attractive. We will also face a continuing challenge to recruit good agents. We also need to constantly review our compliance with the current and future regulations of the Florida Office of Insurance Regulation if we are to maintain compliance in the highly regulated industry that we seek to enter.

We will be subject to the oversight and regulation by the Florida Office of Insurance Regulation. In that respect, all of our insurance forms and rates and any attempt that we may later make to adjust or increase our forms and rates will be subject to approval by the Florida Office of Insurance Regulation. The Florida Office of Insurance Regulation may delay or deny approval of any application for forms and policy rates that we may submit and we have no control over their decision-making.

In writing and producing these policies, we plan to outsource policy and claims services to WaterStreet Company, an experienced provider of business process outsourcing solutions in Florida. WaterStreet was founded in 2000. It is currently providing similar services to four other property and casualty insurance companies. Its management has an average of 15 years experience in the insurance and technology fields. We believe that by having WaterStreet provide these services (for processing policies, premiums, and claims) for our anticipated policyholders, we may be able to remain better focused on pricing, underwriting, and marketing our planned insurance products and also avoid certain up-front costs.

However, in outsourcing these tasks to WaterStreet, we are exposed to the risk of other potential problems. These may include: (A) the provider fails to correctly produce timely and accurate accounting information potentially resulting in inadequate internal controls and misstated financial statements; (B) the provider fails to give timely services and response to customers and agents; (C) the provider misinterprets claims and improperly denies proper claims or grants improper claims with the result that we may exposed to law suits and adverse actions from the Florida Office of Insurance Regulation or, in the latter case, to losses; (D) the provider misappropriates funds with the result that we incur losses; (E) the provider fails to follow underwriting guidelines; and (F) the provider takes other actions which damage our reputation and our business with our planned customers, agents, and with the Florida Office of Insurance Regulation. While we believe relying upon WaterStreet is prudent and we plan to provide appropriate oversight measures, we cannot assure you that we will be successful in mitigating these risks.

We have identified Wachovia Securities, LLC, a division of Wachovia Bank, N.A., and Mairs & Powers, Inc. as suitable candidates to provide portfolio management services in managing our planned portfolio from the funds received, if any, from this offering. We have not entered into any agreement with either of these firms. There are many other firms that we could select, but we anticipate that if this offering is successful, we will enter into negotiations with them.

We will also face significant challenges in entering the Florida market, to implement systems and procedures to allow us to operate a new business, and to meet existing and ever-changing regulatory, competitive, and other challenges beyond our control. Our principal offices are at 3001 N Rocky Point Dr East, Ste 200 Tampa, FL 33607 and our telephone number is 813-286-6194. Our fiscal year end is December 31.

The Offering

This is a “minimum-maximum offering” of the company’s shares with the minimum offering set at $8.5 million and a maximum offering of $15,000,000. We are offering our shares on a “best efforts” basis, and pending receipt of at least $8,500,000 in funds from the sale of 8,500,000 shares, all proceeds, if any, received from this offering will be deposited in a non-interest bearing escrow account held by Wilmington Trust Company, the escrow agent.

Common stock offered by Premier Indemnity Holding Company	15,000,000 Shares
Common stock offered by the selling stockholder	2,500,000 Shares
Common stock outstanding before offering	33,625,000 Shares
Common stock outstanding after minimum offering	42,125,000 Shares
Common stock outstanding after maximum offering	48,625,000 Shares

If subscriptions for 8,500,000 shares offered hereby by us have not been received and accepted by the company within 90 days from the commencement of the offering, which may be extended for an additional 30 days, the offering will terminate so further offers or sales of the shares will be made, and all funds then held in escrow will be immediately returned to investors without interest. If we achieve the minimum offering, then all additional proceeds from the sale of our shares, if any, will be immediately released to us. There has been no public market for our common stock prior to the offering, and we cannot assure you that a public market will develop by reason of this offering even if we achieve the minimum offering. All of our shares are being offered by our officers and directors each of whom will not receive any compensation for the sale of the 15,000,000 shares being offered and sold by us.

The common stock offered by this Prospectus has been priced at $1.00 per share. This price was established on an arbitrary basis without regard to the assets, earnings, or other performance indicators of any entity or the price of securities of similar companies in the same industry.

In addition, 2,500,000 shares are being offered by a selling shareholder identified in this prospectus. The selling shareholder has agreed to refrain from selling any of its shares registered hereby until such time as we have achieved a minimum of $8,500,000 in gross proceeds from the sale of our shares hereby. We will not receive any proceeds from the sale by the selling shareholder of its 2,500,000 shares and we will not assist the selling shareholder in the sale of its shares. The selling shareholder intends to sell its shares at $1.00 per share.

Use of Proceeds

We will use any proceeds we receive from the sale of the 15,000,000 shares by us to meet the capital requirements required by the Office of Insurance Regulation of the Florida Department of Financial Services and for general corporate purposes. We will not realize any of the proceeds from the sale of the shares offered by the selling stockholder. See “Use of Proceeds.”

Officers, directors, and our principal shareholders may be purchasing shares in this offering including any amount that may be necessary to meet the minimum offering. These persons include Philip R. Hardy, Chairman, Stephen L. Rohde, President, Treasurer, and Director, Gregg Barrett, Assistant Secretary and Director, Stephen W. Dick, Vice President, Richard V. Atkinson, Director, William N. Majerus, Esq., Director, Joseph J. Pingatore, Esq., Secretary and Director together with Last Chance Real Estate, Inc., a stockholder, George Barton, a stockholder, Phoenix Holdings, Inc., a stockholder and Ivan Turner, a stockholder. If one or more of these persons or other persons who purchased any significant portion of the shares offered in this offering, there likely would be no meaningful trading market for our stock. In that event, any other person who purchases our shares in this offering would have little or no opportunity to gain any meaningful liquidity on their investment. We do not know if any one or more of these persons will purchase our shares and, if so, how much they will purchase and whether they may later sell any such shares.

However, under Section 16(a) of the Securities Exchange Act of 1934, our officers or directors and certain persons (who own 10% or more owner of our common stock) are required to file electronically an initial statement of the shares of our stock that they own. The Form 3 that they file will be filed with the U.S. Securities and Exchange Commission (SEC) at the time that we file our planned Form 8-A with the Commission (we plan to file the Form 8-A on the date at which the Registration Statement to which this Prospectus is a part, becomes effective). The Form 3 is entitled “Initial Statement of Beneficial Ownership of Securities” and will be found at the SEC’s web site at www.sec.gov. Thereafter, if any of these persons purchase or sell any of our shares, they will be required to file a Form 4 electronically with the SEC on or before the end of the second day on which they acquire or sell our shares. The Form 4 can also be found at the SEC’s web site. The Form 4 is entitled “Statement of Changes in Beneficial Ownership of Securities” and this Form will show the date and amount of our shares that were purchased by any of these persons.

And, under Section 16(b) of the Securities Exchange Act of 1934, if any of these persons purchase and sell any of our shares (whether purchased from the Company through this offering or previously or in the open market and later sell shares (or sell and later purchase), each of these persons may if such transactions are undertaken within less than 180 days, become liable for civil liabilities under Section 16(b) and the disgorgement of any difference between the price at which they purchased they purchased the shares and the price at which the shares were sold.

Further, if any of these persons purchase the shares registered in this offering they will also be subject to certain limitations on the amount of that they can re-sell in any 90 day period under Rule 144(e) of the Securities Act of 1933.

Finally, in the case of our selling stockholder, Rules 101 and 102 of Regulation M of the Securities Exchange Act of 1934 generally prohibits our selling stockholder from purchasing, bidding, or inducing any person to purchase or bid for our shares during this offering. Rule 104 of Regulation M further generally prohibits our selling stockholder from undertaking actions to stabilize the market price of our common stock and this serves to limit their participation in any trading market. Regulation M further prohibits our selling stockholder from undertaking any market-making activities with respect to our shares for a period of five business days prior to commencement of this offering and continuing thereafter until the date at which the selling stockholder has sold all of its shares in this offering.

To the extent that such persons purchase shares offered by us in this offering, the number of shareholders and the trading market for our common stock likely will be adversely impacted. As a result, this may limit the liquidity of any trading market that may develop and may limit the ability of any purchaser of our common stock to resell any shares that they acquire in this offering or in the open market. In the event that the shares offered hereby are acquired only by a small group of investors, a limited, illiquid, and sporadic trading market may develop. We cannot assure you that even if we are successful in this offering that you will be able to resell your shares into a continuous and liquid trading market.

RISK FACTORS

The shares of our common stock being offered for sale are highly speculative and involve a high degree of risk. Only those persons able to lose their entire investment should purchase these shares. Before purchasing any of these shares, you should carefully consider the following factors relating to our business and prospects. You should also understand that this prospectus contains "forward-looking statements." These statements appear throughout this prospectus and include statements as to our intent, belief or current expectations or projections with respect to our future operations, performance or position. Such forward-looking statements are not guarantees of future events and involve risks and uncertainties. Actual events and results, including the results of our operations, could differ materially from those anticipated by such forward-looking statements as a result of various factors, including those set forth below and elsewhere in this prospectus. For California investors, see the two special risk factors listed last in this section.

We are a newly formed business with no material assets and no prior operations upon which to base your investment decisions.

We are a new, development-stage company and we have no material assets or history of operations. As a result there is no historical record that an investor can use to examine our performance or our management in order to evaluate our future prospects. In addition, we have minimal assets and outstanding indebtedness to promissory note holders. For these reasons, the purchase of our shares should only be considered by persons who are prepared to lose their entire investment. As a result, the purchase of our shares must be considered to have greater risk compared to companies that have an established historical track record of generating revenues, profits, and positive cash flow.

We have no full-time employees and only two of our officers provide a limited amount of attention to our business affairs and we may have overlooked actions that we should have taken to protect us from costs and losses that could be avoided.

At the present time, we have no full-time employees. Two officers, Stephen L. Rohde, President, Treasurer, and Director, devotes approximately 70 hours per month to our business affairs while Stephen W. Dick, Vice President, devotes an average of approximately 27 hours per month to our business affairs. While we believe that this arrangement has allowed us to prudently limit our costs and expenses while, at the same time, provide us with a sufficient managerial assistance to implement our business strategy, the lack of full time officers may have limited our ability to fully evaluate our business plans. As a result, we may have overlooked important opportunities to refine our business plan, and as a result, we may later incur unanticipated costs and losses due to events and problems that we did not fully anticipate.

We have no history of operations and may never become profitable and we currently hold only a permit that has allowed us to form the Company and seek to obtain the required capital necessary for the Certificate of Authority that we seek from the Florida Office of Insurance Regulation.

We have no existing operations. Our permit is dated January 6, 2006. The permit allows us until January 5, 2007 for us to obtain a Certificate of Authority to operate as an insurance company in the state of Florida and granted us the right to form our subsidiary, Premier Indemnity Insurance Company. In our application to obtain the permit, we committed to obtain necessary capital at a starting level of at least $8,000,000 in conjunction with our plan of operations, as filed with the Florida Office of Insurance Regulation. Under Florida law, the permit we hold is valid for a period of one year from the date at which the permit is issued, but it may be extended for an additional year. While the Florida Office of Insurance Regulation has not issued any administrative rules in granting or denying requests for an extension, it has established a practice of entertaining requests for extension where “cause” can be satisfied by the requesting company. If we are not successful in raising at least the minimum offering of $8,500,000 hereby before the January 5, 2007 date at which our permit expires, we plan to request an extension of our permit. We cannot assure you that we will obtain any extension of the permit should we need any such extension. We also cannot assure you that we will receive the Certificate of Authority from the State of Florida. Further, the extent of the licenses that may be granted to us will require that we continually satisfy ever-changing rules and regulations established under the laws of Florida. Given these uncertainties and the early stage of our company, if one or more of these events occur, we may incur significant delays in implementing our business plan and resulting losses. This may result in further delays and difficulties in our ability to generate sufficient operating revenues to support expenditures. However, we may never generate positive cash flow or sufficient revenue to fund our operations and we may never attain profitability.

Our existing stockholders purchased their shares at a small fraction of the price of the shares offered hereby and our existing stockholders will, even if we achieve the maximum offering, retain control over the company.

All of our existing stockholders acquired their shares at a small fraction of the price of the shares offered hereby. Further, officers, directors, and existing stockholders will, even if all of the 15,000,000 shares offered hereby are sold, own a majority of our outstanding common stock and thereby retain control of the company. As a result, investors who purchase any of the shares in this offering will have no effective ability to influence or control the Company.

Investors who purchase our shares will incur immediate and substantial dilution.

Based on our December 31, 2005 balance sheet and without including the effect of any transactions or events after that date, in the event that we achieve the minimum offering, an investor who participates in this offering will incur immediate dilution of about 80% or about $0.80 of every $1.00 invested based on the book value of their investment. Similarly and in the event that we achieve the maximum offering, the investor who participates in this offering will incur dilution of about 69% or about $0.69 of every $1.00 invested based on the book value of their investment.

Florida law requires background checks and restricts the ability of certain persons from owning 10% or more of our common stock. In the event that an investor purchases 10% or more of our common stock and that investor’s background is later determined to be unsatisfactory, that investor may incur losses in attempting to liquidate all or any significant portion of their investment since our common stock may not be traded in a highly liquid trading market.

Any investor who directly or indirectly seeks to acquire or control 10% or more of our common stock will be required, as a condition of any such an investment, to submit to a background check by the Florida Office of Insurance Regulation. In the event that any such investor is found to be unable to satisfy the ethical, moral, and other background standards set by that office, that investor may incur losses in attempting to liquidate all or any significant portion of their investment to reduce their holdings below 10% since we may not trade in a highly liquid trading market. We cannot assure you that any liquid trading market will develop that would allow any substantial number of our common stock to be traded at any time in the foreseeable future.

If we do not maintain a sufficient capital reserve on an ongoing basis, we may not be able to successfully implement our business plan and investors in this offering would likely lose all or a substantial portion of their investment.

The capital requirements to fund our planned insurance business will require that we have a minimum capital reserve of not less than $8.0 million to commence operations. Additionally and thereafter, we anticipate that we will be required to maintain a minimum of $4 million in capital reserve to remain compliant with Florida law. If we incur losses in excess of $4 million, we would then fall below the minimum capital reserve of $4 million unless we are able to raise additional capital that would allow us to have a minimum capital reserve of at least $4 million. In the event that we incur such losses and we are unable to raise the additional capital needed to meet the minimum capital reserve of at least $4 million, investors in this offering would likely lose all or a substantial portion of their investment.

We amended our Articles of Incorporation to allow our Board to issue one or more series of Preferred Stock without the need to seek further stockholder approval which will limit your ability to influence or control our company.

We amended our Articles of Incorporation to authorize the issuance of up to 10,000,000 shares of preferred stock in one or more series with such rights and privileges as our Board of Directors may, from to time, determine. For example, our Board of Directors has the right, as provided by the Amendment to our Articles of Incorporation and without obtaining any approval from our stockholders, to designate and issue up to 10,000,000 shares of our authorized preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. Any issuance of our preferred stock could adversely affect the voting power of the holders of our common stock and could have the effect of delaying, deferring, or preventing the payment of any dividends (including any liquidating dividends) and any change in control of the company. While we have not issued any shares of our preferred stock and have no present plans to do so, we may do so in the future. If we issue any preferred stock, you should know that our common stock is subordinate to our preferred stock and any series of preferred stock designated and issued by our Board of Directors.

Our established competitors are primarily well-established and one or more large national insurance companies may re-enter the Florida market with the result that we may be facing more aggressive competition in the future. This could cause us to lower our prices with resulting lower margins and the greater likelihood of consequent losses thereby.

Our established competitors are primarily well established with name recognition and existing relationships with agents and brokers in the Florida market. In addition, while larger national insurance companies have reduced their presence from the Florida market, they may re-enter the market with well-funded marketing campaigns. If existing competitors and the larger national insurance carriers undertake these competitive tactics, we may face greater competition that would make it even more difficult for us to implement our business plan successfully. This could force us to lower our prices, resulting in lower margins with resulting potential losses. In this scenario, we may not be able to generate sufficient revenue from insurance premiums that would allow us to achieve profitability, positive cash flow, or both within the timeframe that we have projected.

If we do not successfully manage future growth, our ability to offer insurance products to the Florida homeowner market may be adversely affected with the result that our stock price would suffer greater volatility and you may suffer the loss of a substantial part of your investment as a result if you attempted to sell your stock at the higher end of that volatility.

If we are unable to manage our anticipated future growth effectively with its resulting increases in operating, administrative, financial, accounting and personnel systems, our ability to offer insurance products on schedule could be adversely affected. These and other external factors have caused and may continue to cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. The volatility of our common stock could cause you to lose a substantial portion of your investment if you purchased your shares at the higher end of the volatility.

Our business plan does not rely upon proprietary technology and our planned insurance products will likely be similar to that offered by many existing and well-established competitors with the result we may not be able to achieve or sustain sufficient revenues and thereby suffer financial volatility and losses thereby.

Our business plan does not rely upon any proprietary technology and our planned insurance products will likely be similar to the products offered by many existing and well-established competitors. Many of these competitors are established insurance companies with either an existing sales force or existing relationships with independent insurance brokers that are well-established in their communities and in the insurance industry. These competitors include, but are not limited to, American Strategic Insurance, Federated National, Florida Family, Tower Hill Preferred and Prime, and several others. While we will seek to differentiate our products and services from our competitors by: (A) providing superior service to our planned customers and agents; and (B) providing discounts where the risks are attractive. If we are not successful in this effort, it is likely that our competitors with their existing and established name recognition, relationships with agents and customers, may effectively limit any ability that we may have to generate and sustain revenues at a sufficient volume with sufficient margins to achieve profitability and positive cash flow. Differentiating our company and its planned products and services may be particularly difficult when customers and agents evaluate our services at a time of extreme catastrophic losses when the delivery of our services may be adversely impacted by the requests of many customers and agents. As a result, we may be perceived by customers and agents as an insurance company that offers no perceived benefits that would justify a customer or agent to obtain an insurance policy from us. If so, we may not achieve a sufficient and sustainable base of revenues. In that event, we would likely suffer significant financial volatility and financial losses.

We plan to offer insurance policies solely within the State of Florida and our underwriting risks will not be diversified to other geographic regions. This could cause our financial performance to be more volatile with result that investors will be exposed to a greater concentration of business risks than that faced by investors in larger more diversified insurance companies.

Our plan is to offer condominium and home insurance to homes that are less than 30 years old in markets throughout the State of Florida. Many parts of Florida face continuing risks of property destruction from hurricanes and other natural and man-made disasters. The magnitude and number of hurricanes and the destructive impact on Florida property can not be predicted with precise accuracy. While we believe that the Florida market offers strong opportunities and we will attempt to limit our exposure through Catastrophe Modeling Technology (CMT) and appropriate underwriting policies and reinsurance agreements, our anticipated premium revenues and our underwriting exposure will be concentrated entirely in Florida and we will not be diversified in any other state. This may subject us to significant financial volatility and the risk of significant losses given the uncertain timing, number, and magnitude of these disasters and the extent to which we are exposed to claims that arise out of insured losses within the state of Florida.

We face continuous review by the State of Florida to ensure that we meet state regulations. In the event that we are unable to satisfy these regulations, we may face adverse enforcement action which could include significant fines and administrative actions or the loss of our right to operate as an insurance company with consequent financial losses.

We will be subject to continuous review of the State of Florida and the Florida Office of Insurance Regulation in meeting state insurance and other regulations. This will subject us to ever-changing standards in the laws, regulations, and other requirements. While we plan to implement procedures and policies that will allow us to meet these standards, we cannot assure you that we will always successfully satisfy the legal requirements that will allow us to implement our plans or continue to satisfy these requirements in the future. If we are not able to satisfy and continue to meet these requirements, we may face adverse enforcement action and we may be unable to operate as an insurance company and implement our business plan. As a result, we would likely incur significant and protracted losses.

We anticipate relying upon WaterStreet Company to provide administrative services to us. If WaterStreet fails to fulfill its obligations in any material respect, we may suffer adverse administrative actions from the Florida Office of Insurance Regulation and dissatisfied customers with resulting losses.

We anticipate relying upon WaterStreet Company to provide administrative services to our company in processing premiums, issuing insurance policies, and handling claims. While we believe that this out-sourcing arrangement is prudent, that it may allow us to effectively meet changing insurance market conditions, and that we may be able to exercise effective oversight over WaterStreet, we will not have direct control over this important part of our planned business. In this event, if WaterStreet fails to fulfill its obligations in any material respect, we may suffer adverse administrative actions from the Florida Office of Insurance Regulation and dissatisfied customers with resulting losses.

We have not engaged any independent insurance agents to sell our planned insurance products and we anticipate relying upon such agents. Relying upon independent agents exposes us the risks resulting from receiving inaccurate and fraudulent information and also incurring losses due to mishandled policies.

We have not yet engaged any independent insurance agents to sell our planned insurance products. We do not plan to engage any insurance agents to sell our products unless we are successful in achieving the minimum offering and we receive the Certificate of Authority from the Florida Office of Insurance Regulation.

We plan to enter into agreements with independent insurance agents to represent us as independent contractors not as our employees. As a result, we will not likely be able to exercise direct control over these agents in marketing and selling our planned insurance products. These independent agents will likely also offer and sell insurance policies by our competitors and we will need to offer these agents commissions that favorably compare to the commissions offered by our competitors. This may serve to limit the effectiveness of our marketing and sales efforts, increase our commission costs, our ability to develop a presence in the Florida market, and our ability to grow as a company. Our planned reliance upon independent agents exposes us the risks resulting from receiving inaccurate and fraudulent information and also incurring losses due to mishandled policies. These losses may be significant and we may not be able to limit our exposure.

We anticipate relying upon third parties for portfolio management services in managing our planned investments and we may incur losses if we do not effectively manage the activities of these portfolio management service providers.

We plan to rely upon third party professionals to provide us with investment management services to manage our planned portfolio. We have identified Wachovia Securities, LLC, a division of Wachovia Bank, N.A., and Mairs & Powers, Inc. as suitable candidates to provide portfolio management services in managing our planned portfolio from the funds received, if any, from this offering. We have not entered into any agreement with either of these firms (and there are other firms that offer similar services); but we anticipate that if this offering is successful, we will enter into negotiations with them. While we can not assure you that we may be able to exercise effective oversight over the investment management services that we receive since we will not have direct control over this important part of our planned business. In that event, we may incur significant losses.

We will not rely upon an underwriter for this offering and we are relying upon this offering to raise capital. As a result, we cannot assure you that we will achieve the minimum offering of $8,500,000.

We will not freely upon an underwriter for this offering and we have no present plans to engage any underwriter or any basis to believe that any underwriter will offer any assistance to us in this offering. All of the shares offered by the company are being offered solely by the company’s officers and directors. We cannot assure you that we will achieve the minimum offering of $8,500,000 or that we will sell any of the shares offered hereby. If we achieve the minimum offering, we cannot assure that any liquid trading market will develop or if it does develop, that it can be sustained. While we have explored other opportunities to raise capital, we are substantially dependent upon this offering.

This offering, the price at which the shares are offered hereby, the due diligence services of an underwriter, and the aftermarket for any trading in our common stock, and other factors, have not benefited from the professional third party review that an underwriter typically provides. For these reasons, investors will not have the typical benefits and oversight that an underwriter provides for new public company.

All of the shares offered by the company are being offered by the company’s officers and directors and we have no present plans to engage any underwriter for this offering. We have not received and do not plan to receive the benefit of any independent professional due diligence review or evaluation of our affairs, planned business, and other important matters by any underwriter. The lack of a separate and independent third party review by an underwriter may have limited our ability to evaluate our business, the plans we have made, the price of the shares offered in this offering, and many other terms and arrangements we have made for this offering. In general and under Section 11 of the Securities Act of 1933, an underwriter has an obligation to conduct a reasonable investigation into our affairs and to have a reasonable belief and believe that the representations and descriptions made in this prospectus do not contain any material misstatements or omissions of material fact. Further, an underwriter also typically assists an issuer of securities in setting the price at which the shares are being offered and in supporting a trading market after the offering. We have not had the benefit of any underwriter in any of these matters and we cannot assure you that we will not incur difficulties in this offering, that this offering will be successful, or if we achieve the minimum offering, that any trading market in our stock will be sustained or if it is sustained, that it will be sustained at any reasonable level relative to the arbitrary offering price we established for the shares offered hereby.

Our officers, directors, and shareholders may purchase shares to assist us in achieving the minimum offering and this may adversely impact and limit any trading market that may develop.

Officers, directors, and our principal shareholders may purchase shares in this offering including any amount that may be necessary to meet the minimum offering. Currently, we have not requested or received and we have no intention or plans to request or receive any commitment from any of these persons to purchase our shares. These persons include Philip R. Hardy, Chairman, Stephen L. Rohde, President, Treasurer, and Director, Gregg Barrett, Assistant Secretary and Director, Stephen W. Dick, Vice President, Richard V. Atkinson, Director, William N. Majerus, Esq., Director, Joseph J. Pingatore, Esq., Secretary and Director together with Last Chance Real Estate, Inc., a stockholder, George Barton, a stockholder, Phoenix Holdings, Inc., a stockholder and Ivan Turner, a stockholder. We do not know if these persons will purchase our shares and, if so, how much they will purchase or if, after purchasing them, they may resell them. If any of these persons make any such decision, we will not participate in or provide any advice regarding such matters. In general, each of these persons will be required, upon commencement of this offering, to electronically file a Form 3 with the SEC and later, if they acquire or sell any of our shares, they will be required to electronically file Form 4 with the SEC. You will be able to find all of the Form 3s and any Form4s filed by these persons at the SEC’s web site at www.sec.gov. If one or more of these persons purchased any significant portion of the shares offered in this offering, there likely would be no meaningful trading market for our stock. In that event, any other person who purchases our shares in this offering would have little or no opportunity to gain any meaningful liquidity on their investment. In addition, Section 16(b) of the Securities Exchange Act also restricts the ability of each of these persons from effecting acquisitions and sales of our shares in any period of less than 180 days if the sale price exceeds the price at which the shares were acquired. Rule 144 also restricts the ability of these persons to sell any of our shares. Our selling stock stockholder also faces limitations under Regulation M. To the extent that such persons purchase shares offered by us in this offering, the number of shareholders and the trading market for our common stock likely will be adversely impacted. As a result, this may limit the liquidity of any trading market that may develop and may limit the ability of any purchaser of our common stock to resell any shares that they acquire in this offering or in the open market. In the event that the shares offered hereby are acquired only by a small group of investors, a limited, illiquid, and sporadic trading market may develop. We cannot assure you that even if we are successful in this offering that you will be able to resell your shares into a continuous trading market or if any such market develops, that it will be sustained so as to allow you sufficient opportunity to resell your shares. If any of the persons listed in this paragraph or any other persons not listed in this paragraph purchase our shares in this offering, an investor who purchases our shares will not have any right to rescind their prior purchase of our shares.

If you purchase our shares, your investment will not earn any interest or return while it is held in escrow.

We have established a minimum offering of $8,500,000. If we do not achieve the minimum offering, the investment you make to purchase the company’s shares will not earn any interest or return during the period that the funds are held by the escrow agent. As currently planned, we will attempt to achieve the minimum offering for a period of as long as 90 days from the commencement of the offering (which may be extended for an additional 30 days). As a result, you will not earn any interest or return on your funds during that period.

The shares offered by the selling stockholder may adversely impact our ability to raise funds and any after-market for our stock.

If we are successful in achieving the minimum offering of $8.5 million, the selling shareholder will be allowed to sell its shares registered in this offering. The offering and sale of these shares by the selling shareholder may adversely impact our ability to raise any funds in excess of the minimum offering and, at the same time, adversely impact the price levels of our stock thereafter. This could significantly limit our ability to obtain the additional capital we seek to raise from this offering and may result in us incurring additional costs, dilution, and uncertainty should we seek the additional capital from other sources.

We will likely incur losses before we can commence operations as an insurance company.

If this offering is successful and we receive the capital needed to obtain the Certificate of Authority from the State of Florida, we will likely incur losses before we can commence any operations as an insurance company.

We anticipate that we may have two to three months or longer before we can commence operations. As a result, we may incur losses before we gain any revenue from our planned business and we cannot predict the precise date at which we may be able to commence operations or the magnitude of such losses.

If this offering is successful and we obtain the Certificate of Authority to operate as an insurance company in Florida, we will likely incur substantial losses before operating revenues may be achieved at a sufficient level above anticipated operating costs.

If this offering is successful, we anticipate that if we obtain the Certificate of Authority from the State of Florida that will allow us to operate as an insurance company, we will likely incur losses for a period of at least 12 to 24 months or longer before we can achieve sufficient operating revenues in excess of anticipated operating losses. While we intend to manage and control our expenses, some expenses are fixed and others are beyond our control. In any event, we may not be able to control our expenses effectively and because of this uncertainty we may incur losses for an uncertain time period. Further, as a new company entering a new business, we cannot be certain that we can develop a sufficient level of revenues in excess of these expenses or if we do develop a sufficient level of revenues, that it will be maintained for any period of time. As a result, we may experience losses.

We have not completed an evaluation on the cost and availability of reinsurance and related uncertainties. As a result, we may face unanticipated costs and other problems that we have not identified which could cause investors to lose a substantial portion of their investment.

We anticipate entering into reinsurance agreements with one or more reinsurance companies that will allow the reinsurance company to assume certain risks insured under our planned policies. We have not completed any evaluation of the cost of obtaining such reinsurance or whether such policies may be available to us. The cost of reinsurance fluctuates and likely will depend on the perception of risk determined by reinsurance carriers, competition among reinsurance carriers, and other factors beyond our control. In general, if are successful in entering into a reinsurance agreement with a reinsurance company, a portion of the insurance premiums we receive on our anticipated policies will be paid by us to the reinsurance company. As a result and in this event, the insurance premiums we receive on such policies (for which reinsurance is obtained) will be reduced in exchange for the reinsurance carrier assuming some of the risk covered by the policy. Thus, to the extent that we enter into reinsurance agreements, our premium revenues will be reduced. Further, we cannot assure you that any agreement with a reinsurance company will be cost effective. If we determine that the cost of reinsurance is excessive, we may limit the amount and extent of reinsurance arrangements. However, if we limit the amount and extent of reinsurance, we will be exposed to greater risks and claims to a far greater degree with the result that we could incur greater underwriting losses. Further, since we are a new company entering into the insurance business, we may face greater scrutiny and uncertainty on applying for and obtaining any reinsurance and cannot assure you that we will be successful in obtaining reinsurance or, if we do, that it can be obtained at a cost that is reasonable in light of current competitive and market conditions. In this context and for these and other reasons, we may face unanticipated costs and other problems that we have not identified which could cause investors to lose a substantial portion of their investment.

While we plan to use Catastrophe Modeling Technology (CMT) to help us in making underwriting decisions and in obtaining reinsurance, we cannot assure you that our use of CMT will allow us to avoid significant financial losses.

We plan to use Catastrophe Modeling Technology (CMT). In general, CMT is software and related technology developed and marketed in Florida by vendors approved by the Florida Office of Insurance Regulation. While all Florida homeowners’ insurance companies utilize CMT under a license from an approved vendor, the models employed by CMT do not fully and accurately predict the location, number, magnitude, or extent of the hurricanes and other catastrophes in Florida. As a result, we cannot assure you that we will be successful in avoiding significant financial losses.

Our planned reinsurance program may not provide adequate financial protections.

To the extent that we are able and subject to market conditions and the accuracy of our assessments regarding the risks we face, we plan to take steps to protect our company from excessive losses from catastrophes, most notably hurricanes. To do this, we plan to monitor and evaluate our underwriting rules and parameters and to purchase reinsurance to at least the one in a hundred year probable maximum loss, as determined by insurance industry approved computer models. However, it is possible that one or more major hurricanes (such as a Katrina or more severe hurricane) could hit one or more sections of Florida where we have a concentration of homes that causes more damage than the one in 100 year event. Losses that arise out of events that are deemed to be above the one in 100 year probable loss, will not be covered by reinsurance. We would have only our existing capital to cover losses above the upper limit of our reinsurance, which may not be adequate to allow us to remain in business. Further, in the event that multiple major hurricanes hit one or more sections of Florida in an area where we have significant exposure under our policies, we could be easily exposed to significant claims with losses that may place our company at a distinct risk of becoming insolvent. Further and in this and other contexts, we cannot assure you that one or more of any reinsurance companies with whom we may enter into reinsurance agreements with will not become financially insolvent and unable to meet and pay amounts due us under the terms of our planned reinsurance agreements. In these scenarios, the reinsurance agreements that we plan to enter into will likely be of little value in protecting our capital and protecting us from claims in excess of the risk assessments that we made previously. This too exposes us to the distinct risk of becoming bankrupt or insolvent. We believe that our competitors historically have purchased reinsurance similar to our plans. However, we cannot assure you that we will be able to purchase reinsurance at the levels or in amounts that we plan or, if we can obtain such reinsurance, that we will be able to do so at costs that are financially cost-effective. To the extent that reinsurance costs are found to be excessive, our business plans may not be commercially viable, we may incur substantial losses due to excessive claims from our policyholders and be exposed to risks that, at minimum, will likely result in extreme volatility in our financial performance and possible bankruptcy and insolvency.

We will be exposed to the risks associated with misrepresentations made by independent insurance agents.

We are aware that insurance companies face a continuing risk from litigation from persons claiming insurance coverage and assert that the insurance agent misrepresented whether the policy existed, misrepresented the extent of insurance coverage, or both. While we intend to take precautions to prevent such claims, we cannot assure you that we can successfully prevent losses arising out of such claims.

For California Investors: Strict Suitability Standards for California Residents and Limited Offering Permit

The offering and sale of the Company’s common stock in this offering was approved on the basis of a limited offering qualification whereby offers and sales can only be made to proposed issuees based on their meeting certain suitability standards as described on the inside cover page of the Prospectus and as set forth in the Purchase Order Form. The Company did not have to demonstrate compliance with any of the merit regulations of the Department of Corporations as found in Title 10, California Code of Regulations, Rule 260.140 and following. As a result, the Company’s lack of compliance with these merit regulations may adversely effect the number of potential investors that purchase the Company’s common stock and the resulting liquidity and trading volume in any trading market that may develop following this offering.

For California Investors: Exemption for Secondary Trading in California Withheld

The exemption for secondary trading provided by Section 25104(h) of the California Corporate Securities Law of 1968 will be withheld and any purchaser of the Company’s common stock will need to review and evaluate whether there may be other exemptions to cover private sales by the bonafide owner for his own account without advertising and without being effected by or through a broker in a public offering. As a result, any California resident purchaser may not have an ability to obtain any immediate liquidity on the purchase of their shares of the Company’s common stock offered hereby.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for historical information, the information contained in this prospectus filed with the SEC are “forward looking” statements about our expected future business and financial performance. These statements which appear throughout this prospectus and include statements as to our intent, belief or current expectations or projections with respect to our future operations, performance or financial position, involve known and unknown risks, including, among others, risks resulting from economic and market conditions, forecasting accuracy in our business plan and projected costs, the magnitude of the start-up costs we face in commencing operations, uncertainties relating to consumer preferences, uncertainties regarding the cost of obtaining re-insurance, the probability that, if we commence operations, that we may face one or more years where the number and magnitude of hurricane activity may exceed historical averages, and other business conditions. We are subject to these and many other uncertainties and assumptions contained elsewhere in this prospectus. We base our forward-looking statements on information currently available to us, and, in accordance with the requirements of federal securities laws, we will disclose to you material developments affecting such statements. Our actual operating results and financial performance may prove to be very different from what we have predicted as of the date of this prospectus due to certain risks and uncertainties. The risks described above in the section entitled “Risk Factors” specifically address some of the factors that may affect our future operating results and financial performance. Accordingly, you are cautioned not to place too much relevance on such forward-looking statements, which speak only as of the date made. All subsequent written and oral forward-looking statements attributable to our company, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statement contained in this prospectus.

USE OF PROCEEDS

As currently planned and subject to market conditions, the net proceeds received from the offering of shares by us (after deduction of expenses from this offering which are estimated to be approximately $72,000) are planned to be allocated as set forth below. We will not receive any proceeds from the sale of our common stock by the selling shareholder.

	If Minimum Offering Achieved	If Maximum Offering Achieved
Capital Reserve	$8,000,000	$8,000,000
Working Capital	$428,000	$6,928,000
Total	$8,428,000	$14,928,000

The minimum offering is for gross proceeds of $8.5 million, which represents our sale of 8.5 million shares of common stock and such funds will be allocated to fund our capital requirements to meet the surplus required by the State of Florida and for working capital. All funds received, if any, before the minimum offering is achieved, will be deposited in a non-interest-bearing account maintained by the escrow agent. See the section below entitled “Plan of Distribution – Escrow Agent”.

The maximum offering is for gross proceeds of $15,000,000 which represents our sale of 15,000,000 shares of common stock. These funds will be allocated to fund our capital requirements to meet the capital required by the State of Florida and for working capital.

Pending the use of any such proceeds, we intend to invest these funds in short-term, interest bearing investment-grade securities. We will not receive proceeds from the resale of our common stock by the selling stockholder.

Officers, directors, and our principal shareholders may be purchasing shares in this offering including any amount that may be necessary to meet the minimum offering. These persons include Philip R. Hardy, Chairman, Stephen L. Rohde, President, Treasurer, and Director, Gregg Barrett, Assistant Secretary and Director, Stephen W. Dick, Vice President, Richard V. Atkinson, Director, William N. Majerus, Esq., Director, Joseph J. Pingatore, Esq., Secretary and Director together with Last Chance Real Estate, Inc., a stockholder, George Barton, a stockholder, Phoenix Holdings, Inc., a stockholder and Ivan Turner, a stockholder. If one or more of these persons or other persons who purchased any significant portion of the shares offered in this offering, there likely would be no meaningful trading market for our stock. In that event, any other person who purchases our shares in this offering would have little or no opportunity to gain any meaningful liquidity on their investment. We do not know if any one or more of these persons will purchase our shares and, if so, how much they will purchase and whether they may later sell any such shares.

However, under Section 16(a) of the Securities Exchange Act of 1934, our officers or directors and certain persons (who own 10% or more owner of our common stock) are required to file electronically an initial statement of the shares of our stock that they own. The Form 3 that they file will be filed with the U.S. Securities and Exchange Commission (SEC) at the time that we file our planned Form 8-A with the Commission (we plan to file the Form 8-A on the date at which the Registration Statement to which this Prospectus is a part, becomes effective). The Form 3 is entitled “Initial Statement of Beneficial Ownership of Securities” will be found at the SEC’s web site at www.sec.gov. Thereafter, if any of these persons purchase or sell any of our shares, they will be required to file a Form 4 electronically with the SEC on or before the end of the second day on which they acquire or sell our shares. The Form 4 can also be found at the SEC’s web site. The Form 4 is entitled “Statement of Changes in Beneficial Ownership of Securities” and this Form will show the date and amount of our shares that were purchased by any of these persons.

And, under Section 16(b) of the Securities Exchange Act of 1934, if any of these persons purchase and sell any of our shares (whether purchased from the Company through this offering or previously or in the open market and later sell shares (or sell and later purchase), each of these persons may if such transactions are undertaken within less than 180 days, become liable for civil liabilities under Section 16(b) and the disgorgement of any difference between the price at which they purchased they purchased the shares and the price at which the shares were sold.

Further, if any of these persons purchase the shares registered in this offering they will also be subject to certain limitations on the amount of that they can re-sell in any 90 day period under Rule 144(e) of the Securities Act of 1933.

Finally, in the case of our selling stockholder, Rules 101 and 102 of Regulation M of the Securities Exchange Act of 1934 generally prohibits our selling stockholder from purchasing, bidding, or inducing any person to purchase or bid for our shares during this offering. Rule 104 of Regulation M further generally prohibits our selling stockholder from undertaking actions to stabilize the market price of our common stock and this serves to limit their participation in any trading market. Regulation M further prohibits our selling stockholder from undertaking any market-making activities with respect to our shares for a period of five business days prior to commencement of this offering and continuing thereafter until the date at which the selling stockholder has sold all of its shares in this offering.

To the extent that such persons purchase shares offered by us in this offering, the number of shareholders and the trading market for our common stock likely will be adversely impacted. As a result, this may limit the liquidity of any trading market that may develop and may limit the ability of any purchaser of our common stock to resell any shares that they acquire in this offering or in the open market. In the event that the shares offered hereby are acquired only by a small group of investors, a limited, illiquid, and sporadic trading market may develop. We cannot assure you that even if we are successful in this offering that you will be able to resell your shares into a continuous and liquid trading market.

DILUTION

Our existing stockholders, which are comprised substantially of the persons involved in the founding of the company, its initial organization and development and our officers and directors, acquired their securities at par value as consideration for their efforts with respect to our organization and initial development. This represents a substantial difference from the contemplated $1.00 per share offering price at which we and the selling stockholder anticipate selling the shares offered hereby. As we are a development stage company with no assets, operations or revenues at this time, there is no reasonable measure of the net tangible book value per share for our outstanding common stock.

Our initial stockholders acquired all of the 33,625,000 shares issued prior to this offering at a purchase price of $0.0024 per share. In contrast, all of the shares offered hereby are being offered at $1.00 per share.

"Dilution," as the term is used herein, is a reduction in the value of a purchaser's investment measured by the difference between the purchase price and the net tangible book value of the Common Shares after the purchase takes place. "Net book value" represents the amount of total assets less the amount of total liabilities divided by the number of Shares of our Common Stock outstanding. This dilution arises mainly from the arbitrary decision as to the Offering price per Share and the lower book value of the shares currently outstanding.

For example, if the minimum offering of $8,500,000 is achieved, then we will issue 8,500,000 shares of our common stock. In that event, purchasers in this offering would own an aggregate of about 20.17% of the total shares issued and outstanding.

The following table summarizes the dilution which investors participating in the offering would incur and the benefit to current shareholders as a result of this Offering and assumes that we achieve, alternatively, the maximum offering or the minimum offering (and before deducting any legal, accounting, printing, underwriting, or other offering costs incurred in connection with this offering). The table does not include the impact of any other events or financial or other transactions after December 31, 2005 except for the issuance of 33,624,000 shares of our common stock before this offering.

	If Minimum Offering	If Maximum Offering
	($8,500,000)	($15,000,000)
Offering Price Per Share (1)	$1.00	$1.00
Net Book Value Per Share Prior to the	($0.004)	($0.004)
Offering (2)
Increase in the NetBook Value Per Share	$0.2026	$0.3097
Attributable to this Offering (3)
Net Book Value Per Share After this	$0.1986	$0.3057
Offering (4)
Dilution to New Investors (5)	$0.8014	$0.6943

Footnotes:

(1) All of the shares are being offered at $1.00 per share. The amounts shown do not include any deduction for legal, accounting, printing, underwriting, or other costs incurred in connection with this offering or the effect of any events or transactions after December 31, 2005 except for the issuance of 33,625,000 shares of our common stock to certain founding stockholders at $0.0024 per share (for a total of 33,625,000 shares outstanding) prior to this offering. All calculations are based on the 33,625,000 shares that were outstanding prior to this offering and reflect, alternatively, the issuance of either 15,000,000 additional shares in the event that the maximum offering is achieved or 8,500,000 additional shares in the event that the minimum offering is achieved.

(2) Reflects that 33,625,000 shares were outstanding immediately prior to this offering.

(3) Calculated by adding $0, the amount shown as equity on our audited balance sheet as of December 31, 2005 and adding, alternatively, $15,000,000 in gross proceeds (assuming that the maximum offering is achieved) or $8,500,000 in gross proceeds (assuming that the minimum offering is achieved) and, in each case, before deducting commissions and all other costs of this offering and before including the effect of any financial transactions and events after December 31, 2005 except for the issuance of 33,625,000 shares of our common stock after December 31, 2005 and before this offering. The sum is then divided by, alternatively, 42,125,000 shares if the minimum offering is achieved or 48,625,000 shares if the maximum offering is achieved. There can be no assurance that we will be successful in selling any of the shares offered hereby.

(4) Represents the net book value per share with the issuance of the shares offered hereby assuming, alternatively that either the minimum offering is achieved or that the maximum offering is achieved without giving effect to any events and financial transactions after December 31, 2005 or any deduction for any costs incurred in connection with this offering or otherwise after that date except for the issuance of 33,625,000 shares of our common stock after December 31, 2005 and before this offering. The investors participating in this offering would incur an immediate dilution in the net book value of approximately $0.6943 (maximum offering) or $.8014

(minimum offering) per share. This represents dilution of about 80% (minimum offering) and about 69%

(maximum offering) per $1.00 invested. Thus, if we achieve the minimum offering, an investor who participates in this offering will incur dilution of about 80% of their investment and if we achieve the maximum offering, the investor who participates in this offering will incur dilution of about 69% of their investment. There can be no assurance that we will achieve the minimum offering.

Comparative Ownership and Comparative Relative Contributions of Capital

The following table is a summary only. It summarizes the comparative stock ownership of the company and the relative capital contributions of our existing stockholders and any investors who purchase shares in this offering for each of the following two scenarios: in the event that the minimum offering is achieved and in the event that the maximum offering is achieved.

If minimum offering	If maximum offering
	No. of	%	Dollars	%	No. Shares	%	Dollars	%
	Shares		Invested				Invested
Existing Stockholders(1)	33,625,000	80%	$0	0%	33,625,000	69%	$0	0%
New Investors(2)	8,500,000	20%	$8,500,000	100%	15,000,000	31%	$15,000,000	100%
Totals	42,125,000	100%	$8,500,000	100%	48,625,000	100%	$15,000,000	100%

Footnotes:

(1) Represents, for existing stockholders, the number of shares held, percentage ownership, amount of capital contributed to the company, and percentage of capital contributed to the company in the two alternative scenarios: if the minimum offering is achieved and if the maximum offering is achieved.

(2) Represents, for new investors (persons who purchase the shares offered by the company in this offering), the number of shares held, percentage ownership, amount of capital contributed to the company, and percentage of capital contributed to the company in each of two scenarios: if the minimum offering is achieved, and if the maximum offering is achieved.

The summary table above shows that if the minimum offering of $8,500,000 is achieved, the investors who participate in this offering will own, in the aggregate, about 20% of the outstanding common stock and all such persons will have contributed 100% of the company’s capital. In the event that the maximum offering of $15,000,000 is achieved, the investors who participate in this offering will own, in the aggregate, about 31% of the outstanding common stock and all such persons will have contributed, in each case, 100% of the company’s capital.

PLAN OF OPERATION

We are a development stage company and have not yet had any operations or generated any revenues. As we have discussed above in the section entitled “Use of Proceeds,” if we raise the minimum amount of $8,500,000 of gross proceeds in this offering we intend to use those proceeds to fund our capital reserve to meet the requirements of the Florida Office of Insurance Regulation and for working capital. Of the $8,500,000 of gross proceeds, we have allocated approximately $8,000,000 toward funding the capital reserve and $428,000 to fund our working capital needs (after deduction of expenses from this offering which are estimated to be approximately $72,000). These allocations are based upon our managements’ best estimates and are not reflective of any published research or analysis.

If we are successful in achieving the minimum offering of $8,500,000 of gross proceeds and if we are able to successfully implement our business plan, we anticipate that this offering will provide sufficient capital to allow us to operate for the 12 month period thereafter.

We do not intend to conduct any product research but we intend to continuously monitor the Florida homeowners and condominium insurance marketplace, the products and marketing actions taken by existing insurance companies in the Florida market, and to identify potential competitive, regulatory, and other developments that may impact our plans and the strategies that we have made and, where appropriate, modify or change our plans and strategies in response to these developments. Our plans call only for us to purchase office equipment as needed for our headquarters offices which includes expenditures for office furniture, computers, other office equipment, and office supplies. We intend to rely upon Waterstreet to provide many administrative services to us and we intend to rely upon third parties for portfolio management services.

For portfolio management services and based on preliminary discussions we have had with Mairs and Power, Inc., we anticipate that the management fees that we will incur for these services will approximate $2.00 or higher per $1,000 of funds in annual portfolio management fees.

In the event that we achieve the minimum offering and deposit $8,000,000 in funds with a firm that provides portfolio management services and if this estimate remains accurate, this will result in annual portfolio management fees of about $16,000 or higher. The precise amount of actual portfolio management fees that we incur cannot be predicted with precision but we will evaluate our options and plan to engage the services of a portfolio management services company if we are successful in achieving the minimum offering.

If we are successful in these plans, then for the first twelve months after we commence operations, we anticipate that we will employ an aggregate of six persons (as employees of the company) in the following capacities:

President and Treasurer (1person)

Vice President, Product Management

Director, Sales & Marketing

Operations Manager

Administrative Assistants (2 persons)

Based on our current estimates, we anticipate that costs for office expenditures for office supplies and equipment will range from $25,000 to $35,000 in the first twelve months of operations. In the event that our cost estimates prove to be incorrect or cash flow from operations is not sufficient to meet operating costs, we may be required to seek additional financing, and possibly sooner than we had anticipated. We have no current arrangements with respect to any additional financing, and to the extent any additional financing is available to us at such time, we cannot assure you that such prospective financing will be available on commercially reasonable terms.

Changes in or Disagreements with Accountants on Accounting and Financial Matters

We have had no disagreements with our independent auditors and we have no further financial disclosure other than the financial statements included herein.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

We intend to seek inclusion of our common stock for quotation on the OTC Bulletin Board. In order for us to gain any trading on the OTC Bulletin Board, a market maker will need to file certain information required by the Securities Exchange Act of 1934 and file an application to trade our shares. We have identified a market maker who has expressed an interest in filing this application but the market maker has not given us any commitment that he will file the application and we anticipate that no application will be filed unless the minimum offering has been achieved. No trading in our common stock can occur until these conditions have been satisfied.

Prior to this Offering, no trading market for our common stock existed since we were a privately-held company. If this Offering is successful, there can be no assurance that any active, liquid trading market for our common stock will exist or, if it does exist, that it will be maintained.

No cash dividends have been paid on our common stock for the 2005 fiscal year and no change of this policy is under consideration by the Board of Directors. The payment of cash dividends in the future will be determined by the Board of Directors in light of conditions then existing, including our Company's earnings (if any), financial requirements, and opportunities for reinvesting earnings, business conditions, and other factors.

The number of shareholders of record of our Company's Common Stock on October 3, 2006 was 21.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

DESCRIPTION OF BUSINESS

The Company

We were incorporated as Premier Indemnity Holding Company in Florida on April 22, 2005. We are a development-stage company with no material assets and no current sales revenues.

We have only limited operations that are devoted primarily to administrative and organizational matters and the registration of the shares offered hereby and to obtaining a permit from the Florida Office of Insurance Regulation.

Our principal offices are at 3001 N Rocky Point Dr East, Ste 200 Tampa, FL 33607 and our telephone number is 813-286-6194. Our fiscal year end is December 31.

Our Permit

We received the permit in accordance with a Consent Order issued by the Florida Office of Insurance Regulation on January 6, 2006. The permit has allowed us to: (A) form our subsidiary, Premier Indemnity Insurance Company, as a domestic insurer under the laws of Florida; and (B) to undertake efforts to raise the capital required to meet the minimum capital requirements under Florida law.

Our permit is dated January 6, 2006. The permit allows us until January 5, 2007 for us to obtain a Certificate of Authority to operate as an insurance company in the state of Florida and granted us the right to form our subsidiary, Premier Indemnity Insurance Company. In our application to obtain the permit, we committed to obtain necessary capital at a starting level of at least $8,000,000 as a necessary capital reserve in conjunction with our plan of operations, as filed with the Florida Office of Insurance Regulation.

Under Florida law, the permit we hold is valid for a period of one year from the date at which the permit was issued, but it may, upon request and subject to approval by the Florida Office of Insurance Regulation, be extended for an additional year.

While the Florida Office of Insurance Regulation has not issued any administrative rules in granting or denying requests for an extension, it has established a practice of entertaining requests for extension where “cause” can be satisfied by the requesting company. If we are not successful in raising at least the minimum offering of $8,500,000 in gross proceeds hereby before the January 5, 2007 date at which our permit expires, we plan to request an extension of our permit. If we obtain an extension of our permit and if we achieve the minimum offering, $8,000,000 in gross proceeds of the $8,500,000 minimum offering in gross proceeds we plan to fund the necessary capital required by the Florida Office of Insurance Regulation.

Timeline

As an overall timeline, we have the following current plans:

(1)	First, we anticipate that if we are successful, we may be able to raise the minimum offering amount within
60 to 90 days from the commencement of this offering.

(2)

Second and at the same time, we plan to finalize our application for the Certificate of Authority for our subsidiary, Premier Indemnity Insurance Company and finalize our planned policy forms and planned rate filings to be filed with the Florida Office of Insurance Regulation.

(3)

Third, we plan to file an application for an extension of our permit. We cannot assure you that we will obtain a positive response from the Florida Office of Insurance Regulation to our request for an extension of the permit.

(4)

Fourth, and if the minimum offering is raised, we then plan to file application for the Certificate of Authority and the policy forms and rates with the Florida Office of Insurance Regulation. We anticipate that if our application for the Certificate of Authority and our planned policy forms and rates are approved, this may take 60 to 90 days after the applications are filed. At the same time, we plan to file an application with Demotech for a Financial Stability Rating to obtain a rating that we will need to sell residential property and casualty insurance.

(5)

Fifth and while we await a decision on our application for a Certificate of Authority, we plan to hire additional personnel, purchase office equipment, finalize our sales and marketing plans, recruit our initial group of agents, and install and test policy and claims systems, and train prospective agents in the expectation that our applications filed with the Florida Office of Insurance Regulation will be approved.

(6)

Sixth, if we receive approvals from the Florida Office of Insurance Regulation for these applications and if we receive an acceptable rating from Demotech, then we plan to begin selling insurance on a limited basis and commence full operations as an insurance company shortly thereafter solely within the state of Florida. In any event, we do not want to commence operations until after the hurricane season is over, which date is generally after November of each year. At all times, all of our insurance forms and rates and any attempt that we may later make to adjust or increase our forms and rates will be subject to approval by the Florida Office of Insurance Regulation. The Florida Office of Insurance Regulation may delay or deny approval of any application for forms and policy rates that we may submit and we have no control over their decision-making.

We may revise our plans further as we assess our circumstances and we cannot assure you that we can achieve any one or more of these objectives or if we do achieve them, that we can do so in the timeframes described above.

Florida Market Conditions and Our Plans

In recent years and given the current economic expansion, the number of homes in Florida has increased and many large, national insurance companies have, at the same time, either reduced their insurance underwriting activities in Florida or withdrawn entirely from the state. In particular, State Farm Insurance Company, Allstate Insurance Company, Travelers Insurance Company, Liberty Mutual Insurance Company, Amica, AIG, and Horace Mann have significantly reduced their homeowners’ insurance underwriting activities in Florida in recent years. One company, Safeco Insurance, has withdrawn entirely from writing all homeowners’ policies in Florida.

We believe that that these large insurance companies have taken these actions: (1) to reduce their exposure to hurricanes; (2) to realign the level of catastrophe risk exposure to levels that they face in other jurisdictions where hurricanes are not present; and (3) to mitigate their exposure to earnings volatility that hurricane claims can cause. In addition, given the historically huge magnitude of the losses that these companies incurred from the hurricanes of 2004 and 2005, many have recently put more emphasis on other markets. We believe that the perception of the catastrophe exposure risks by these companies is greater now than ever.

These actions have caused the state of Florida to take two important actions.

First, the state of Florida has created Citizens Property Insurance Company, a state-funded property and casualty insurance company. Citizens provide homeowners insurance to consumers who cannot obtain insurance from the private market. Citizens is intended to be the insurer of last resort and its rates by law must be higher than the private market so as not to compete with voluntary market insurers. We estimate that Citizens currently insures over 1.2 million homes in Florida, which would make it the largest homeowners’ insurance carrier in Florida.

Second, the state of Florida has also recognized this gap between demand and supply by creating the Florida Hurricane Catastrophe Fund (FHCF) that has encouraged and enabled the formation of new, smaller insurance companies. Since 1993 and the formation of the FHCF, 36 property and casualty insurance companies have been formed in Florida.

The FHCF, established in 1993 by the State of Florida, is a tax-exempt state trust fund. It provides reinsurance to those insurance companies that write residential insurance policies in Florida. Every insurance company that writes residential and commercial insurance policies are required to participate in the FHCF as a condition of doing business in Florida.

The FHCF currently provides companies that write residential insurance in Florida with a collective total of $15 billion of reinsurance (an amount that is in excess of the $5.3 billion retention per event). The premium charged by the FHCF is at approximately 40% of the premium of the premium that would b e charged by the private reinsurance market for similar coverage. The FHCF provides protection for admitted residential and commercial exposures only for losses incurred from hurricanes. Overall, the FHCF serves to help protect insurance companies against fluctuations in the supply of private reinsurance while reducing the overall cost of catastrophe reinsurance. The FHCF maintains a website at www.sbafla.com/fhcf/.

In commencing our planned operations and offering residential insurance policies, we will participate in the Florida Hurricane Catastrophe Fund (FHCF) as required by the State of Florida. We plan to incorporate the reinsurance coverage provided by the FHCF into our overall reinsurance structure so as to allow us to protect the Company from losses identified as at least a 100 Year Probable Maximum Loss (PML) event. We believe that this approach is currently utilized by all of the companies writing residential risks in the State of Florida. However, it is possible that a major hurricane (such as a one in 500-year event) could result in substantial financial losses greater than our planned reinsurance coverage is to provide.

In addition, in recent years several insurance companies that have offered homeowners’ insurance have been put into liquidation or were placed under the direct supervision of the Florida Office of Insurance Regulation as a result of their adverse financial condition: American Superior Insurance (in liquidation in 2004), Atlantic Preferred Insurance (part of the Poe Group) (in liquidation in 2006), Florida Preferred Insurance (part of the Poe Group) (in liquidation in 2006), Florida Select Insurance (in supervision in 2006), Southern Family Insurance (part of the Poe Group) (in liquidation in 2006).

As a result, we believe that there may be some opportunities for us to meet the demand for homeowners insurance in Florida. In that event, and to the extent that we are able, we seek to employ our experienced managerial team and our planned systems with the goal of writing between 10,000 and 20,000 new homeowners’ insurance policies per year in the Florida market through our subsidiaries, Premier Indemnity Insurance Company and Premier Indemnity Associates, Inc. through which we intend, upon receiving licenses from the Florida Office of Insurance Regulation to write HO3 (Homeowners) and HO6 (Condominium) insurance policies to homes under 30 years old with replacement cost values ranging from $50,000 (Condominiums) and $100,000 (Homes) to a maximum of $500,000. We plan to offer these policies through our two wholly-owned subsidiaries, Premier Indemnity Insurance Company and Premier Indemnity Associates, Inc.

We estimate, based on data from the 2000 U.S. Census and the Florida Hurricane Catastrophe Fund (FHFC) and provided to us by Collins Associates, a reinsurance intermediary with operations in Florida, that there may be as many 2,500,000 homes and condominiums in Florida that meet this criteria. To the extent that we are able, our goal is to write between 10,000 and 20,000 homeowners’ policies per year. While we have relied upon these estimates and we believe that they are accurate, we may revise them further after we commence operations and review additional data.

Continuing Challenges of Hurricanes

Hurricanes will continue to challenge us. We plan to closely monitor the location and concentration of the insurance policies that we plan to issue so that, to the extent that we are able, we may be able to avoid excessive concentration of policies in any one geographic area and, if possible, to achieve geographic diversification within Florida so as to minimize our losses from hurricanes and to obtain reinsurance on a cost-effective basis.

To address this challenge, we plan to use Catastrophe Modeling Technology (CMT) which is used by all Florida homeowners’ insurance companies. We plan to use CMT to manage, to the extent that we are able, the catastrophe risks associated with the Florida insurance market. These catastrophe risks include natural disasters such as hurricanes and windstorms. CMT is a combination of catastrophe modeling software and software that attempts to optimize, on an aggregate basis, the risk exposures on homeowners’ and condominium insurance. The CMT used in Florida must be approved by the Florida Commission on Hurricane Loss Projection Methodology (FCHLPM). Further information is available at the Commission’s web site at www.sbafla.com/metholodology.

We plan to use CMT to develop a “template” of target exposures to assist us in identifying specific geographic areas and in determining the maximum total insured value that we can write in each zip code. Using this information, we plan to monitor, on a real time basis, using our policy processing system that we plan to deploy, to ensure, to the extent that we are able, that pre-established total insured value limits are not exceeded. These efforts will be taken with the goal of allowing us to manage our underwriting, to monitor the geographic distribution of the risks that we face, and to limit our exposure to catastrophic losses. The CMT that we plan to use can be obtained under a license agreement from any one or more of the independent certified vendors that have been approved by the Florida Office of Insurance Regulation.

We plan to use, through J.B. Collins Associates (a Florida reinsurance intermediary), CMT models from Risk Management Solutions and AIR Worldwide Corporation, both approved and certified vendors. The CMT licensed by these vendors is reviewed annually by the Florida Office of Insurance Regulation. All insurance companies that offer policies that cover catastrophic losses rely upon CMT to assist them in managing their risk exposures and to make decisions regarding the amount and location for needed reinsurance. In using CMT, we anticipate that CMT will greatly influence our decision-making but we may, as circumstances, opportunities, and information becomes available, supplement the CMT information with other information as well. Overall, we cannot assure you that our planned use of CMT will prevent us from incurring losses or protect us from the likelihood that we may become insolvent as a result of insuring against the catastrophic risks described in this paragraph. And while we believe that these plans will help us to protect our capital and surplus, we cannot assure you that we will be successful in utilizing catastrophe modeling technology to achieve our objectives and in obtaining a prudent amount of reinsurance. Further, we cannot assure you that we will successfully avoid losses.

We also plan to purchase reinsurance. We plan to purchase reinsurance to at least to the one in one hundred-year event, as measured by the catastrophe models we will use. Florida law currently requires this level of reinsurance. To the extent that we are able, we seek to limit the cost of the premiums that we pay to obtain reinsurance to no more than 40% or less of the revenues that we may be able to achieve. Several factors make this challenging for us and we may not be able to achieve this goal. First, we cannot predict our reinsurance costs when we file our insurance rate applications. Second, if our reinsurance costs increase, we cannot assure you that we can obtain timely approval of any insurance rate application from the Florida Office of Insurance Regulation to offset increased costs of reinsurance. Third, we face a continuing challenge in limiting the geographic concentration on the location of the homes and condominiums that we insure. If we issue insurance policies in one geographic area, particularly an area that is prone to significant and likely hurricane damage, then we will need to purchase more reinsurance. This could cause our reinsurance costs to exceed 40% of the insurance premium revenues that we seek to generate from insurance policy holders. This may be particularly challenging in the first few years of our planned operations.

In purchasing reinsurance, we plan to obtain reinsurance coverage from highly rated reinsurance carriers to minimize losses on an individual basis, as well as losses from other catastrophes, particularly hurricanes. Our current plans call for coverage to be structured around the mandatory coverage provided by the Florida

Hurricane Catastrophe, with commercial excess catastrophe reinsurance and quota share reinsurance supporting our planned reinsurance program.

We also plan to seek a Financial Stability Rating ® from Demotech, Inc., a financial analysis and actuarial services company that has served the property and casualty insurance industry since 1985. Demotech has never sought to become a Nationally Recognized Statistical Organization (NRSO) (as defined by the U.S. Securities and Exchange Commission) and we do not anticipate that Demotech has any plans to become an NRSO in the future. The Financial Stability Rating ® from Demotech is not considered and should not be considered as an evaluation of our common stock or the merits or suitability of making any investment in our company.

The Financial Stability Rating ® is used primarily by the insurance and reinsurance industry and by banks and other lenders who participate in the residential mortgage industry and the secondary market for mortgages. In general, lenders typically require, as a condition to a residential mortgage loan, that the borrower obtain and maintain sufficient property and casualty insurance coverage with such coverage issued by an insurance company that has received an acceptable rating. We anticipate that a Financial Stability Rating ® of "A" would meet the requirements of mortgage lenders. We anticipate that we will pay a fee to Demotech for their time and services to conduct the review of our company in connection with the issuance of a rating.

As we plan to offer homeowner’s insurance products in Florida, we believe our primary need is to have a rating that is acceptable to mortgage lenders and to the secondary mortgage marketplace, such as the Federal National Mortgage association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac), and the United Stated Department of Housing and Urban Development (HUD). Fanny Mae (in 1989), Freddie Mac (in 1990) and HUD (in 1994) have all formally reviewed Demotech’s analysis procedures and accept the Financial Stability Ratings ® of “A” or better as provided by Demotech.

In 1996, Demotech, at the request of the Florida Office of Insurance Regulation and in response to the homeowner’s insurance crisis that resulted from Hurricane Andrew, developed a rating procedure for assisting newly capitalized, financially stable insurance companies in Florida to be acceptable to mortgage lenders and the secondary mortgage marketplace. This new process was done in lieu of Demotech’s normal rating process that requires the review of five year’s historical financial performance. We believe that mortgage lenders in Florida and the secondary mortgage marketplace will accept the Financial Stability Ratings ® provided by Demotech.

If we achieve the minimum offering of $8,500,000 in gross proceeds, we anticipate submitting an application and request for a Financial Stability Rating ® to Demotech shortly after we apply for our Certificate of Authority with the Florida Office of Insurance Regulation. We anticipate that it will take approximately four to six weeks or more to receive a final rating from Demotech. This should likely coincide with the timeframe during which we anticipate that we may receive approval of our Certificate of Authority and policy forms and rates from the Florida Office of Insurance Regulation. In this event and if we can execute our other plans, we would then seek to begin selling our planned insurance products.

In addition, based on ratings given by Demotech to new residential property and casualty insurance companies in Florida formed in 2006, such as Edison Insurance Company and Northern Capital Insurance Company (each of whom have similar financial structures as we anticipate for our company), we anticipate that we may be successful in obtaining a Financial Stability Rating ® of “A” (Exceptional). Such a rating is currently acceptable to the mortgage marketplace. A Financial Stability Rating ® from Demotech will likely be based primarily on Demotech’s evaluation of our business plan, our pro forma financial projections, proposed underwriting guidelines, rate and form filings, the extent of our reinsurance plans, and other factors. This is the same information that we plan to submit to the Florida Office of Insurance Regulation in applying for the Certificate of Authority.

We believe that these timeframes are reasonable on the basis of our review of the experiences of other start-

up Florida-based residential property and casualty insurance companies and the inquiries and responses we received from Demotech in preparing our business plan. However, we cannot assure you that our efforts to obtain a Financial Stability Rating ® will be successful or, if we are successful, that we can do so within these timeframes.

If we obtain such a Financial Stability Rating ® of “A”, we will use it in marketing our insurance policies to our planned insureds, to insurance agents, and to residential mortgage lenders. If we gain this rating, this will allow residential mortgage lenders to accept our insurance policies in meeting their loan underwriting requirements (and those required in the residential loan secondary market). As a result, our planned insurance products may be able to compete more effectively with those offered by other residential property and casualty insurance companies who possess the same or similar ratings.

We believe that if we obtain an acceptable Financial Stability Rating ® from Demotech, Inc., it will serve our needs. If we do not obtain an acceptable Financial Stability Rating ® from Demotech within the timeframes described above, our ability to effectively market our planned insurance products would likely be adversely affected with the result that our anticipated insurance policy premium revenues would likely be significantly lower which could result in lower margins and cash flow.

As described below, we plan to outsource policy and claims services to WaterStreet Company (a provider of business process outsourcing solutions), we face the challenge of monitoring the services that WaterStreet is to provide to ensure that it meets the expectations of the marketplace and that it complies with the Florida Office of Insurance Regulation.

We have identified Wachovia Securities, LLC, a division of Wachovia Bank, N.A., and Mairs & Powers, Inc. as suitable candidates to provide portfolio management services in managing our planned portfolio from the funds received, if any, from this offering. We have not entered into any agreement with either of these firms. We could select other firms, but we anticipate that if this offering is successful, we will enter into negotiations with them.

To the extent that we are able, we plan to position ourselves as a provider of quality homeowners’ insurance products and services in the state of Florida. We intend to take steps, wherever possible, to provide prompt claims settlement and fair payments to our policyholders. We also intend, as best we can to differentiate our company from our competitors by: (A) attempting to deliver superior service to our planned policyholders and the agents that sold these policies; and (B) offering discounts where the risks we face appear attractive. If we achieve these objectives, this may offer us a competitive advantage if we are able to differentiate our products and services to our customers and the agents that sell our policies. It may also allow us to develop a good reputation as an insurance company which may help us to establish our planned business.

We anticipate that our insurance policies will be marketed and sold by insurance agents employed by independent insurance agencies. We have not engaged the services of any insurance agents and we do not plan to engage the services of any insurance agent unless:

(A)    we achieve the minimum offering within the time frame allowed by our existing permit (or any extension of the permit that we may be able to obtain);and

(B)	we obtain the Certificate of Authority from the Florida Office of Insurance Regulation.

If these objectives are achieved, we plan to carefully select insurance agencies on the basis of previous relationships, recommendations from state and regional agency associations, referrals, in person agency interviews, and through other efforts.

We plan to offer an agency contract that will likely be comparable to those offered by other insurance companies. We currently anticipate that the selection process of appointing agents will start slowly and cautiously. During the first several months, we anticipate appointing agents on a limited and methodical basis. We expect to write only a modest amount of initial business, which, if sustained, would not be sufficient to support our business plans. We anticipate that it will some time for the marketplace and insurance agents to recognize our name and become comfortable with our company.

We estimate that we will need to have between 100 and 200 independent insurance agencies to represent us in Florida if we are to effectively market our policies and meet our business plans. These estimates may change depending on the overall effectiveness of our marketing efforts, competitive conditions in the Florida market, and other variables over which we may have little control.

These insurance agencies will not be our employees and our relationship with them will likely follow the format, terms, and arrangements typically used by other insurance companies in Florida and as set forth in a typical agency agreement. To that extent, we will likely have limited control over independent insurance agencies and the marketing and selling efforts that they undertake in connection with our planned policies. Each independent agent will have the responsibility of explaining and describing our policies to the potential insured, providing premium rate quotations, writing policies using our software, and collecting down payments.

In general and to the extent that we are able to do so, we intend to price our policies so that the premiums received are commensurate with the exposure we face. We intend to base our pricing on actuarial assumptions in evaluating the probability and magnitude of the risks we face. In doing so, we will rely on CMT in setting the rates that we seek to establish in our form and rate applications that we file with the Florida Office of Insurance Regulation. The Florida Office of Insurance Regulation will regulate all of our forms and rates any attempt that we may later make to adjust our forms or increase our rates. It may delay or deny approval of any application for forms and policy rates that we may submit and we have no control over their decision-making. We may incur losses as a result of any said delays or denials.

In order to assist us in setting our insurance policy rates and in submitting our rate filings with the Florida Office of Insurance Regulation, we have entered into discussions with the firm of Butler, Dunlap and Lindquist, a firm listed as among the top 30 actuarial firms nationally according to A.M. Best.  The principals the firm also meet the statutory requirements to be eligible to submit rate filings to the Florida Office of Insurance Regulation and the firm has access to all of the homeowners rates approved for use in Florida as well as the actuarial techniques and assumptions used in the applications that have gained approval.

We anticipate that the insurance policy rates we submit to the Florida Office of Insurance Regulation will utilize actuarial assumptions using actuarial techniques accepted by the Florida Office of Insurance Regulation.  These assumptions will be based on our plan for our business, our anticipated expected expenses and our anticipated reinsurance costs and projected losses. Since we are a new company, we plan to use the rates used (and approved for use) by existing competitors whose rates and business operations closely approximate the plan for our business. The use of our competitors’ rates is a necessary substitute since we lack actual loss experience data.

On an ongoing basis, we plan to monitor and adjust our rates and thereby file applications to amend our rates as necessary to take into account competitive conditions and our loss experience.

Systems

If we are successful in this offering and implement our plans, we intend to utilize WaterStreet Company’s on-line policy and claims administration system, “Aquant”. We believe that this will enable us to provide our policyholders, a friendly, efficient quoting and binding system for our independent agents, which we believe, is likely a critical success factor in today’s insurance company business model. This may allow us to compete with larger carriers. We intend to exploit any competitive advantages.

Outsourcing

We have entered into two agreements with WaterStreet Company and we plan to use WaterStreet to provide administrative services to our company in processing premiums, issuing insurance policies, and handling claims.

We were introduced to WaterStreet by Gregg Barrett, our Assistant Secretary, Director, and a shareholder. Mr. Barrett is also President of WaterStreet but except for this shared affiliation, there are no other relationships between our company and our management, on the one hand, and WaterStreet, on the other hand.

WaterStreet is a privately held company that provides the same types of administrative services to four other property and casualty insurance companies whose operations are primarily in the following states: Alabama, Florida, Louisiana, Mississippi, and Texas. WaterStreet has four existing property and casualty insurance company clients. They are: Coral Insurance Company, Edison Insurance Company, Imperial Fire and Casualty Insurance Company and North Pointe Insurance Company. WaterStreet processed 40,000 policy transactions in 2005 and it anticipates that will process 80,000 in 2006 without including that may be processed through our company. During the past twelve months, WaterStreet processed over $70,000,000 in claim payments and over $30,000,000 in premium payments for its existing clients.

For each of its clients, WaterStreet provides each of its insurance company clients with customized and separate toll-free 800 telephone numbers, post office boxes, and enterprise software (using separate servers), and customer service staff dedicated to serving and processing a client’s premiums, policies, and claims. WaterStreet provides these and related services using large scale Neopost mailing equipment, full imaging, Captaris facsimile servers, and OCR software customized for each of its clients and integrated into client underwriting, premium and claim processing activities.

WaterStreet has a full I.T. staff available including a network administrator, a database specialist, developers, and tech support staff. Overall, we plan to use WaterStreet’s enterprise software, systems, and staff, as customized to fit our needs, to provide these needed administrative services to us on a similar outsource basis. WaterStreet will provide us with a dedicated customer service team to handle all inquiries and processing from insurance agencies, agent, and our planned insureds.

WaterStreet’s management team averages 15 years of experience in the insurance and/or technology fields and many of its staff hold state insurance licenses and designations. WaterStreet is based in Big Fork, Montana and has 20 employees. WaterStreet has been in this business since 2000.

The two agreements that we have with WaterStreet are as follows. Both agreements are to commence within 30 days from the date that we receive the Certificate of Authority from the Florida Department of Insurance Regulation.

1.	Policy Administration Full Service Agreement

Under the terms of the Policy Administration Full Service Agreement, WaterStreet is to provide us with policy administration and claims services and other services. By outsourcing to WaterStreet, we believe that we may better able to minimize our up front costs for systems implementation while allowing us to better serve to our planned policyholders. We believe that this strategy may better allow us to:

Achieve greater leverage on real time, enterprise-wide systems and services at a fraction of what it would cost to build on our own;

Enter new markets using sophisticated technology;

Better control over internal operational costs by obtaining qualified, trained and licensed personnel without the overhead required to maintain a permanent staff;

Better achieve top-rated customer service standards and practices; and

Allow us to focus on core business strategies rather than routine daily operational tasks.

Under the terms of this agreement, WaterStreet has agreed to provide policy administration services to us, as follows:

(A) access and use of a real-time company wide system that will allow us to manage and administer the insurance policies that we plan to issue;

(B) provide for policy issuance, renewal, endorsement, cancellation, and non-renewal and rating functions for our planned insurance policies;

(C) prepare and transmit invoices to our planned insureds, collect and transmit premium payments received to us (less certain disbursements made on our behalf and less amounts due WaterStreet);

(D) calculate and pay commissions generated from the sale of our insurance policies and invoice and receive the return of commissions on return premium transactions;

(E) prepare and issue federal tax statements for commissions paid to our insurance agents;

(F) provide us with full on-line access and reports on all policies, premiums, claims, and payment information;

(G) provide staffing, systems, and equipment to work with our Chief Financial Officer for accounting and financial functions (such as posting, balancing, and control of premium receivables, accounting and payment of agent’s commissions, issuance and control, and accounting for disbursements for premium refunds, commissions, claims, and general expenses, bank reconciliations, accounting, reporting, payment and collection for reinsurance, required bureau and statistical reporting to the statistical agent appointed by us; data to support preparation of any required state premium, municipal, 1099, and escheat tax returns; and reasonable and customary financial management reports produced by the general ledger utilized by the administrator; and

(H) any third party services, such as, but not limited to, ISO services, loss reports, credit reports/scoring, replacement cost estimators, inspections, investigators, engineers fees and costs, all legal fees, travel expenses for WaterStreet employees and fees for incidental reports where the latter are our direct costs and for which we are obligated to reimburse WaterStreet promptly.

The term of the agreement with WaterStreet is 60 full calendar months commencing on the date that we receive our Certificate of Authority from the Florida Office of Insurance Regulation. The agreement also contains an automatic renewal provision which provides that the term of the agreement will be renewed for an additional 60 months unless we give WaterStreet written notice of intent not to renew 180 days prior to the end of any then existing term. The agreement also provides that in the event that WaterStreet is found to be liable for any damages suffered by us, the maximum aggregate amount of any liability is limited to $500,000 and WaterStreet shall not be liable to us for any indirect, special, or consequential damages, including but not limited to lost profits, lost business, payments to third parties (including cover) or other economic loss arising out of the agreement or the services rendered by WaterStreet, whether in contract or tort or law or equity.

In exchange for these services, the agreement calls for us to pay WaterStreet, the following amounts:

$55.00 as annual fee per policy (subject to a reduction of $1.00 per policy for every 10,000 policies in force or $49.00 per policy, whichever is greater);

$5,000 per month as an administrative fee;

A commission of 5% of any direct premiums received if WaterStreet serves as the licensed agent on any orphan or house account business; and

For any services provided by WaterStreet not specifically provided in the Agreement, a fee equal to time and materials basis at the rate of $95.00 per person hour.

2. Claims Administration Services Agreement

We also entered into a Claims Administration Services Agreement with WaterStreet. Under this second of the two agreements, WaterStreet has agreed to provide us with claims administration services, including the following:

(A) Receive and process loss notices received from our planned insureds via electronic, fax, or telephone within one business day of receipt;

(B) Review and verify coverage for claims submitted by our planned insureds to set reserves and a claim file within one business day of receipt and to arrange for a claims adjuster to be assigned and begin making contact with claimants each day until a contact is achieved with written correspondence to be mailed the day of assignment advising the claimant of contacts and general procedural information.

I Investigate all reported claims to the extent that we deem reasonably necessary, determine and evaluate any coverage issues in connection with the claims and refer the same to us or our legal counsel with recommendations and deny coverage for those claims which we reasonably determine, should be denied.

(D) Adjust, handle, or settle to a conclusion claims in accordance with state law and the terms of the policies issued to the insured.

(E) Settle claims up to $50,000 per claim with all claims in excess of $50,000 may be settled only upon written approval by us.

(F) Adjust all claims only through adjusters who are currently licensed and who are either independent or an employee of WaterStreet.

(G) When authorized by us, to appoint independent legal counsel as necessary to provide legal services as part of the investigation of claims and/or the determination of policy coverage applicable.

(H) Prepare checks, vouchers, drafts, compromise agreements, releases, and other documents reasonably necessary to pay claims, close out claims, and pay authorized fees and legal expenses on behalf of us.

(I) Review outstanding claim reserves monthly and recommend any changes to such reserves.

(J) Record and report each loss and ALAE expense paid.

(K) Report loss information to ISO Claim Search, or any other loss reporting service to which we subscribe.

(L) Coordinate any third party or litigation related services.

(M) Prepare and distribute required federal and state 1099 filings.

(N) Report suspected fraud as required by any applicable statute or regulation in the state(s) where the policies are issued.

(O) Promptly notify us of: (1) any loss or claim resulting in a lawsuit being instituted against them or us; (2) any complaint filed with any insurance department or other regulatory authority relating to any loss or claim; (3) any claim which may involve a coverage dispute; (4) any loss which may result in a loss payment in excess of $50,000; (5) any claim open for more than 2 months or which involves extra contractual allegations or is in excess of policy limits; and (6) any suspected fraud or any allegation of “bad faith” in claims handling against WaterStreet or us.

(P) Undertake customary salvage or subrogation to pursue recovery of loss expenditures.

(Q) Maintain licenses in good standing with such authorizations and permits needed for compliance with applicable laws.

(R) Maintain a catastrophe response team to respond to catastrophic events with such to include such services as may be needed to respond to catastrophic events.

(S) Provide all standard reports using WaterStreet’s claims administration system and any additional reports or report modifications as identified during the initial 90 days of said agreement at no additional charge to us. After the initial 90-day period, we have agreed to pay separately for these additional reports.

In exchange for these services, we have agreed to pay WaterStreet, on a monthly basis and on or before the 15th day of each month, the following amounts:

1.	A Loss Adjustment Expense fee equal to 4% of the incurred loss suffered by an insured claiming losses covered by our planned policies in addition to the following adjuster fee schedules:

Daily Loss Adjustment Fee Schedule

Range (Gross Amount of Loss)	Amount

Phone Claim, CWOP	$0

Closed Without Payment (on-site visit)

(includes lack of coverage, no damage, or pre-existing damage)	150.00
$0 - $2,500.00	325.00
$2,500.01 - $7,500.00	475.00
$7,500.01 - $15,000.00	650.00
$15,000.01 - $35,000.00	900.00
$35,000.01 - $50,000.00	1,150.00
$50,000.01 - $100,000.00	2.50%
$100,000.01 – and up	2.00%

Catastrophic Loss Expense (100 or more claims from single event)

Range (Gross Amount of Loss)	Amount

$0 - $1,000.00	$225.00
$1,000.01 - $2,500.00	300.00
$5,000.01 - $7,500.00	425.00
$7,500.01 - $10,000.00	575.00
$10,000.01 - $15,000.00	750.00
$15,000.01 - $25,000.00	850.00
$25,000.01 - $35,000.00	1,000.00
$35,000.01 - $50,000.00	1,250.00
$50,000.01 - $150,000.00	3.00%
$150,000.00 - $500,000.00	2.50%
$500,000.01 – and up	2.00%

2.

A minimum Administrative Fee of $5,000 per month and for any other services provided by WaterStreet not specifically set forth in the agreement, WaterStreet is to be paid on a time and materials basis at the rate of $95 per person per hour.

In entering into these agreements with WaterStreet, we face the risk of other potential problems. These may include: (A) the provider fails to correctly produce timely and accurate accounting information with the result that policyholders become unhappy with repeated errors and insurance regulators do not receive accurate reporting; (B) the provider’s fails to give timely services and response to customers and agents; (C) the provider misinterprets claims and improperly denies proper claims or grants improper claims with the result that we may exposed to law suits and adverse actions from the Florida Office of Insurance Regulation or, in the latter case, to losses; (D) the provider misappropriates funds with the result that we incur losses; (E) the provider fails to follow underwriting guidelines; and (F) the provider takes other actions which damage our reputation and our business with our planned customers, agents, and with the Florida Office of Insurance Regulation. While we believe relying upon WaterStreet is prudent, we cannot assure you that we will be successful in mitigating these risks.

The agreements with WaterStreet described above also provide that except for fees and claims payable to WaterStreet or acts of fraud or willful misconduct, in the event that either party breaches its obligations to the other, that the non-breaching party shall be entitled to receive as damages, an amount not greater than $500,000. The agreements with WaterStreet may be terminated by either party and upon giving the other party 180 days written notice.

Underwriting

We believe that underwriting is the heart of the insurance business. We anticipate that underwriting will help us determine who our target insurance customers will be, what our product’s will be, and what price our products will be sold. To that extent, we believe that our success will likely depend on our underwriting skills and our ability to effectively execute our strategy.

We believe that if we can successfully implement clear underwriting guidelines that are easy to understand, our agents should be able to better able to identify marketing and sales opportunities. We plan to establish procedures that will allow an agent to offer policies only if underwriting parameters established by us can be satisfied unless an exception is made by us. Most importantly, in addition to the superior underwriting and software technologies employed, we intend to use dedicated underwriters working on each product, analyzing risks and making sure we accept only quality policy submissions.

We anticipate that if we are successful, we plan to utilize technology at several levels in an attempt to control the underwriting risks. We believe that WaterStreet Company’s Aquant System will offer policy servicing system/software packages that may have many advanced capabilities that support our overall strategy, such as:

•

Web-based rating, quoting and binding that includes real-time artificial-intelligence based policy data entry. Comprehensive underwriting rules are built into the system. All entry items are intended to be validated and cross-matched against all applicable rules. We plan to block quotes that do not meet our underwriting criteria and take steps to prevent any issuance of an insurance policy until we can confirm that all policy information we have received is correct and has been reviewed. We also plan to suspend underwriting automatically in the event of an approaching hurricane and take steps to prevent this suspension from being overridden by an underwriter.

•

We also plan to take steps that will allow the system to determine if the insurance company has reinsurance capacity in a zip code for the new exposure. We plan to take steps that will allow us to not accept new business when predetermined aggregate exposure levels (on a per zip code basis) have been reached.

•	We plan to implement a system that will directly bill our policyholders and monitor cash handling.

•

The design of the system provides an integrated claims processing function. Coverage information is clarified as claims are set up. The system contains online file notes and future diary data. Open claim reserves are automatically assigned a future diary date. Integrated imaging allows all input data to be automatically imaged for future reference. The system controls check payment authorizations. Premium and prior loss history can be compared to determine if a particular discount is justified at policy renewal.

•	The system will be designed to provide, to the extent possible, web based standard reports, as well as the capability to produce ad-hoc reports.

•	In addition to rating, quoting and binding, we anticipate that the system may allow us to handle policy issuance, endorsement processing and policy renewal processing.

•	The system may also allow us to coordinate data for regulatory reporting and accounting needs and integrates with an internet service provider.

Sales and Marketing

We plan to employ the following marketing strategies.

Our strategy is to develop and retain, to the extent possible, a sufficient number of independent agents who may have the ability to sell our insurance policies and produce insurance premiums. We currently estimate that we will need 100 to 200 or more insurance agencies to produce a sufficient volume of insurance premiums that will allow us to implement our business plans. If market conditions allow and if our marketing efforts are successful, we currently anticipate that it may take six to nine or more months after we commence operations before we may able to generate sufficient premium revenues to implement our business plan.

Initially, we plan to appoint agencies in selected counties in the southern half of Florida. We will look to appoint agencies based on prior working relationships with our sales and marketing staff, need for representation in geographical locations, recommendations from state and regional insurance associations, referrals, and other factors.

We anticipate hiring sales support and marketing staff to explain our homeowners insurance policies to insurance agents and train them on how to write and submit policies to us. As currently planned, we anticipate scheduling our sales support and marketing staff to periodically visit agents that sell our policies for the purpose of developing and maintaining a more effective working relationship with the agents and motivating them to produce a satisfactory volume of business. We estimate that initially we may need to hire between one and two or more persons to serve in our sales support and marketing staff for the first year of operations.

Advertising and Promotion

We believe that advertising and promotion will be important to us if we are to effectively implement our plans. We anticipate emphasizing certain channels that we believe offer effective communication about our company and products. As our financial resources allow and as our operations, require, we have the following plans:

•

We intend to develop and place ads in state print and online trade publications, i.e. Insurance Journal, National Association of Professional Insurance Agents (PIA), and Independent Insurance Agents Association (IIAA).

•	We plan to create product literature for marketing reps to use when making agency visits and appointments, including product brochures, fact sheets, educational and training materials.

•	We plan to write and distribute media releases with pertinent corporate news to top state and local newspapers, trade publications and industry associations.

•

We plan to attend top industry conventions and trade shows to network with existing contacts and develop new relationships with key prospects, such as the Florida Association of Insurance Agents and Florida Professional Insurance Agents.

Reinsurance

We plan, to the extent that we are able, to obtain reinsurance coverage at such levels and such amounts as we believe are prudent in light of then existing market conditions and evaluations of the risks that we face. If we are successful in entering into reinsurance agreements, we anticipate that these agreements will likely be structured around the mandatory coverage provided by the Florida Hurricane Catastrophe Fund, with commercial excess catastrophe reinsurance and multiple line quota share reinsurance supporting the program. We plan to obtain reinstatement premium coverage to protect against reinstatement premiums that would be payable in the event of a loss.

To the extent that our systems and information allow, we plan to closely monitor our aggregate and territorial distributions with the assistance of our planned reinsurance intermediary, John B. Collins Associates, Inc. and the use of state-of-the-art computer modeling technologies and mapping software designed to assist in evaluating reinsurance adequacy. Although we plan to use John B. Collins Associates, Inc. , we have not yet entered into an agreement to retain them. We plan to adhere closely to established underwriting guidelines. It is our plan to maintain reinsurance catastrophe coverage at the level of one in a 100 year hurricane event, based on two insurance industry accepted models.

The planned multiple line quota share reinsurance program may allow us to write more business and thereby allow us an opportunity to write more policies to generate additional insurance premium revenues. We intend to enter into a 50% quota share program. Quota share reinsurance currently would reimburse us for a proportional share of our claims expenses, both individual claims as well as claims from catastrophic events, such as hurricanes, and operating expenses in return for a proportional share of premiums. To the extent that we are successful in obtaining quota share reinsurance, we may able to better to enhance and protect our capital surplus.

We plan to purchase catastrophe reinsurance above a $2.4 million retention with a limit of protection to at least a 100 year probable maximum loss, as determined by insurance industry accepted models. Our planned $2.4 retention will be reduced by 50% or $1.2 million due to our planned quota share reinsurance program. We are required by Florida statute to purchase catastrophe reinsurance to the 100 year event, as determined by the models, and submit annual evidence to the Florida Office of Insurance Regulation that such coverage has been obtained. Conditions in the reinsurance marketplace, pricing and availability, may not allow us to purchase catastrophe reinsurance down to our planned retention. We plan to utilize the Florida Hurricane Catastrophe Fund to its fullest extent when purchasing our catastrophe reinsurance because it is much more economical than commercial reinsurance. It is our intent to purchase commercial reinsurance to cover the remaining exposure in the 100 year modeled event. In other words, it is our intent to purchase catastrophe reinsurance to protect us 100% on losses above our planned retention to the one in 100 year event, as determined by insurance industry computer models.

It is our plan to place the reinsurance coverage with high quality (A- or higher rated by A.M. Best), financially secure reinsurance companies. Our established competitors have historically been able to obtain reinsurance similar to our plans. However, there are no guarantees that we will be able to obtain and maintain the intended reinsurance or if we do, that it can be obtained at a cost that is financially reasonable. In addition, even if we are able to obtain and maintain reinsurance with high quality reinsurance companies at a cost that is financially reasonable in light of the insurance premiums that we plan to generate, we cannot assure you that any reinsurance company that has provided us with reinsurance will possess sufficient financial resources to protect us from the losses covered by the reinsurance agreement with them. In that event, we may suffer catastrophic financial losses and possible bankruptcy and insolvency.

We are also aware that our planned reinsurance program may not fully protect us from the risks we face, particularly from excessive losses from catastrophes, most notably hurricanes. While we intend to monitor and evaluate our underwriting rules and parameters and to purchase reinsurance to at least the one in a hundred year probable maximum loss (as determined by insurance industry approved computer models), it is possible that one or more major hurricanes (such as one that would equal or exceed a Katrina level hurricane) could hit one or more sections of Florida where we may have a concentration of our insurance on homes that causes more damage than the one projected as a hundred year event. In that event we would have only our existing capital to cover losses above the upper limit of our reinsurance, which may not be adequate to allow us to remain in business.

Further, in the event that multiple major hurricanes hit one or more sections of Florida in an area where we have significant exposure under our policies, we could be exposed to significant claims with losses that may place our company at a distinct risk of becoming bankrupt or insolvent. Further and in this and other contexts, we cannot assure you that one or more of any reinsurance companies with whom we may enter into reinsurance agreements with will not become financially insolvent and unable to meet and pay amounts due us under the terms of our planned reinsurance agreements. In these scenarios, the reinsurance agreements that we plan to enter into will likely be of little value in protecting our capital and protecting us from claims in excess of the risk assessments that we made previously. This too exposes us to the distinct risk of becoming bankrupt or insolvent.

We believe that our competitors historically have purchased reinsurance similar to our plans. However, we cannot assure you that we will be able to purchase reinsurance at the levels or in amounts that we plan or, if we can obtain such reinsurance, that we will be able to do so at costs that are financially cost-effective. The cost of reinsurance fluctuates and likely will depend on the perception of risk determined by reinsurance carriers, competition among reinsurance carriers, and other factors beyond our control. To the extent that reinsurance costs are found to be excessive, our business plans may not be commercially viable, we may incur substantial losses due to excessive claims from our policyholders and we may be exposed to risks that, at minimum, will likely result in extreme volatility in our financial performance and possible bankruptcy and insolvency.

Market Analysis

According to the latest information from the U.S. Census Bureau, both the Florida population and number of housing units have grown steadily over the past five years. In 2003, the homeownership rate was slightly above 70% and the median value of owner occupied housing units was nearly $150,000.

We believe that the Florida insurance consumer is likely both cost and quality conscious. Our review of the existing marketplace suggests that many buyers of homeowners insurance seek to avoid purchasing a policy from Citizens, the state insurance pool, where customarily premiums are high (and slated to increase significantly more) and service is relatively poor. We believe that consumers seek to purchase policies written through a reliable insurance company that will provide courteous, professional customer service and prompt claim payments in the even of a loss. We plan to target single family homes, condos and dwellings, 30 years and newer in Florida, with replacement cost limits from $100,000 to $500,000 for all policy types. We believe this to be middle market, which has traditionally been a very desirable risk. Wherever possible, we will attempt to avoid accepting policies on homes that present physical hazards such as those inherent in the buildings’ construction, occupancy, protection and external exposures. In other words, homes that are in a state of disrepair or are unkempt. As circumstances and underwriting procedures allow, we intend to limit our exposure to policyholders who we believe may increase the probability of a loss due to carelessness or indifference to potential loss, tolerance of dangerous conditions, or a history of losses caused by careless accidents.

Pricing

We plan to offer insurance policies at rates (the prices at which we offer insurance) that accurately reflect our perception of each insured’s share of predicted losses. If we are successful, our insurance rates may allow us to generate sufficient revenues from our premiums to pay for losses covered by our policies, our administrative and other expenses, to execute our strategy.

We anticipate that, if we can execute our strategy successfully, our insurance rates will reflect the exposure to loss presented by the insured that we assume under our planned policies. We anticipate that insureds with similar loss exposure will be grouped together in a single rating class and charged the same rate. Although other insureds may be grouped in a different rating class and charged a different rate, that rate will likely reflect the group’s exposure to loss.

In setting insurance premiums, we will attempt, wherever possible, to evaluate projected expenses we expect for losses covered by our planned policies. Any projection of the amount of claim expenses covered by our planned policies will be uncertain. In general, we anticipate that our premiums will likely reflect our assessment on the following factors:

expected administrative costs of our operations;

predicted claim expenses;

reinsurance costs

a margin for error and a charge for profits and contingencies; and

the amount we predict that we can earn on investment income on funds held to fund future claims.

All of these assessments involve estimates that we intend to make and for which we cannot be certain they are or will be accurate. If we underestimate our administrative costs, our claim expenses, the margin for profit and contingencies, or any combination of them, we will likely incur losses. Further, if over-estimate our investment income, it will decrease profitability. The timing and magnitude of these losses, if they occur cannot be predicted with any accuracy. In addition, if one or more of these estimating errors occurs at or in close proximity to a natural or man-made disaster of any significant size will also adversely impact us and may cause us to lose our ability to remain a viable in the insurance business. The Florida home insurance market is subject to claims arising out of hurricanes and other natural and man-made disasters. The timing and magnitude of these disasters cannot be predicted with any certainty.

Overall and to the extent that we are able, we plan to base pricing on sound actuarial projections, not subject to change with sudden market fluctuations. However, we believe that certain counties in Florida, due to erratic competition, may provide more opportunities than other counties and we plan to focus on those areas that offer greater opportunity.

Investment Income

We recognize that if this offering is successful and if we become a licensed insurance company in Florida, the insurance premiums we collect from our anticipated policyholders will likely be used, in part, to pay insured claims on the policies we plan to offer. In this respect, we have continuing fiduciary responsibilities under Florida law, to invest available funds (derived from surplus and premiums) to generate additional income.

We intend to rely upon third parties to provide portfolio management services in managing our planned portfolio from the funds received, if any, from this offering. Currently, we have identified Wachovia Securities, LLC, a division of Wachovia Bank, N.A. and Mairs & Powers, Inc. as suitable candidates to provide portfolio management services in managing our planned portfolio from the funds received, if any, from this offering. We have not entered into any agreement with either of these firms but we anticipate that if this successful, we will enter into negotiations with them. Our plan is to have Wachovia handle our short-term investments and Mairs & Powers to manage our long term investments (investments with a maturity greater than six months). To the extent that market conditions and other factors allow, we plan to invest our funds in high quality fixed income investments with an emphasis on liquidity. Our goal is to obtain sufficient return on our capital and meet our obligations to pay anticipated claims filed by our planned insureds.

Competition

We anticipate that we will face intense competition from many established insurance companies each of whom have significantly greater financial, managerial, and marketing resources, as well as an established presence in Florida with insurance brokers, consumers, and re-insurance carriers. These include such prominent companies as:

•	American Strategic Insurance Company
•	Federated National Insurance Company (part of 21st Century Insurance Group).
•	Florida Family Insurance Company
•	Tower Hill Insurance Group
•	Cypress Property and Casualty Insurance Company
•	St. Johns Insurance Company
•	Universal Insurance Company of North America

•	Universal Property and Casualty Insurance Company
•	Coral Insurance Company
•	Edison Insurance Company

These and other competitors have the ability to utilize the advantage of their existing name recognition, existing relationships with insurance agents, reinsurance carriers, and others in the Florida marketplace. For example, American Strategic Insurance Company is well-established in Florida with a large base of existing homeowners, commercial, and property and casualty insurance. This company and other established insurance companies exploit these advantages effectively and many of them have a sophisticated understanding of the Florida market. They also have an established business with revenues that allows them to compete aggressively.

Overall, the intensity of this competition may serve to severely limit our ability to: (A) enter certain geographic areas within Florida; (B) offer certain types of insurance products; (C) attract talented brokers and marketing personnel; (D) obtain reasonable reinsurance rates from reinsurance carriers comparable to that obtained by our competitors; and (E) develop a sufficient and sustainable volume of insurance premium revenues. As a new company with plans to enter the Florida home insurance market, we do not anticipate that these and other aspects of competition will lessen at any time if we are able to commence operations.

We recognize that Florida faces a continuing threat of hurricanes - which will likely have a direct, significant, and continuing impact our planned business. Hurricanes can destroy homes, condominiums, commercial buildings, and the infrastructure of roads and public utilities over a large area with catastrophic results. The magnitude of the destruction can be so substantial that one or more areas that are “hit” by a hurricane can be left uninhabitable for months or more. The result can be property damage in the billions of dollars. In fact, in recent years and during the July through November hurricane season, Florida has had the experience of being “hit” by multiple hurricanes with property damage levels that were unprecedented. Moreover, the number, timing, magnitude, and location of any damage by a hurricane cannot be predicted with precise accuracy. Since our planned business is to offer home owners insurance policies that provide coverage for losses incurred as a result of such natural and certain man-made disasters, we fully appreciate that we will face a continuing challenge to establish underwriting parameters for the insurance policies that we issue.

We anticipate that we may be able to address these challenges by taking the following steps:

1)Pricing Policies. In pricing our policies (that is, in setting premium levels), we intend to carefully evaluate perceived risks and exposure levels in each geographic area. In making these pricing decisions, we will rely upon information that we obtain from other sources and we recognize that this involves estimates with respect to the uncertainties of imperfect information and dealing with unknown events and possibilities relating to both the timing and magnitude of claims that may arise at any time during the period of an insurance policy. To address the perceived uncertainties and risks, we plan to employ the latest catastrophe modeling technology to manage the catastrophe risk exposure associated with the Florida insurance market. We also plan to evaluate the pricing offered by our competitors in each market area. However, in making all of these decisions, we cannot assure you that our estimates, the catastrophe modeling technology, and our evaluations of the perceived risks and exposure levels will be accurate which would allow us sufficiently to achieve profitability or, if we achieve profitability, that we will maintain it for any period of time.

2)Underwriting Standards. In setting underwriting standards, including evaluating proposed insureds and setting deductibles, we will attempt to reasonably limit our exposure, whenever possible, to claims in light of existing competition, market trends, and an evaluation of the anticipated amounts and types of claims. We will carefully spread our risks geographically within Florida using computer models, in order to limit our probable maximum losses from hurricanes. This will keep our reinsurance costs at levels that may allow acceptable levels of profitability and reduce our financial exposure from hurricanes. While we anticipate that we can carefully monitor underwriting risks, we are aware that these risks change over time and we cannot assure you that we can successfully control or predict the risks and financial exposures that we face.

3)	Purchase of Reinsurance. It is our plan to purchase reinsurance from large, financially secure reinsurance companies to significantly limit our exposures to hurricanes. Historically, our competitors have been able to purchase reinsurance, as we are planning, at rates that allow for acceptable profitability and reasonable financial security. However, we cannot assure you that we will be able to successfully implement the reinsurance program on a cost effective basis.

4)Management of Investments. We will attempt to effectively manage our planned investments through careful selection of money and portfolio management third party professionals that will offer us an opportunity to diversify and limit our exposure to financial losses on our investments while also providing needed liquidity to meet anticipated claims made by our insureds. As a new company entering a new business, we cannot assure you that we will be successful in achieving a profitable return on our investments.

5)Reliance Upon WaterStreet Company. We plan to rely upon WaterStreet Company to provide us with administrative, policy, underwriting and claims processing services. We believe that is a cost effective strategy that will serve to eliminate our need to purchase up front systems to implement our business plan. We believe that this will also allow us to focus our limited resources to implement our overall plans.

Employees

As of July 26, 2006, we had no full-time employees and no part-time employees. Two officers, Stephen L. Rohde, President, Treasurer, and Director, devote approximately 70 hours per month to our business affairs while Stephen W. Dick, Vice President, devotes an average of approximately 27 hours per month to our business affairs.

We have also entered into consulting agreements with Stephen L. Rohde and Stephen W. Dick that allows us to receive certain services from them pending the outcome of our efforts to raise funds in this offering.

Consulting Agreement with Stephen L. Rohde

On July 11, 2005, we entered into a consulting agreement with Stephen L. Rohde. Under the terms of the agreement, Mr. Rohde agreed to provide such consulting services as we determine appropriate and as requested which would enable us to begin operation as a domiciled Florida insurance company. Mr. Rohde further agreed to provide us with up to 80 hours of consulting services per month (except that in case of August 2005, the number of hours was reduced to 60 hours that month). In addition, in the event Mr. Rohde expends additional time in excess of 80 hours per month, we agreed to compensate him at the rate of $100 per hour for each additional hour. Notwithstanding these provisions, we agreed that during the period from July 11, 2005 to August 8, 2005, we agreed to pay him $125 per hour for his time during that period only. Overall, and subject to the foregoing, we agreed to pay Mr. Rohde, the following as consulting fees: (A) $7,000 per month on or before the first day of each month (except for the month of August when $5,250 was paid on or before August 8, 2005). The agreement with Mr. Rohde may be terminated at any time upon thirty days written notice.

Consulting Agreement with Stephen W. Dick

We have entered into an oral consulting agreement with Stephen W. Dick. This agreement was entered into on April 18, 2005. Under the terms of the agreement, Mr. Dick agreed to provide the following services to us: (1) advising and assisting us with developing rates, preparing forms, and underwriting manual, and competitive analysis. In exchange for these services, Mr. Dick is paid $100 per hour. The agreement may be terminated by either party and upon 30 days notice to the other.

DESCRIPTION OF PROPERTY

We currently maintain our offices at 3001 N Rocky Point Dr East, Ste 200 Tampa, FL 33607 which provides us with limited access and usage of office facilities in an office suite facility. Our annual cost under the lease is currently $2,100.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The Directors and Executive Officers of the Company as of October 3, 2006 were as follows:

Name	Age	Position	Date elected(1)
Philip R. Hardy	56	Chairman of the Board	1/13/06
Stephen L. Rohde	55	President, Treasurer, & Director	4/22/05
Stephen W. Dick	64	Vice President	1/23/06
Gregg Barrett	42	Assistant Secretary & Director	4/22/05
Richard V. Atkinson	45	Director	1/13/06
William N. Majerus, Esq,	57	Director	1/13/06
Joseph J. Pingatore, Esq.	54	Secretary and Director	1/13/06

Each director serves until the next annual meeting of shareholders.

Philip R. Hardy joined the Company on November 1, 2005. He was elected Chairman of the Board on January 13, 2006. During the period from 1968 to 1984, Mr. Hardy was, at various times, President, owner, and founder of several travel agencies in Alabama, Mississippi, and Florida. From 1995 to 2002, Mr. Hardy served as President, owner, and founder of Crystal Mountain Water Company of Mobile, Alabama. From 2005 to the present, Mr. Hardy serves as President, owner, and founder of ProClaim Solutions, LLC of Mobile, Alabama. Mr. Hardy is a Certified Travel Consultant (since 1972) and is a licensed insurance adjuster in the states of Alabama, Florida, and Texas. Mr. Hardy attended the University of South Alabama.

Stephen L. Rohde joined the Company on April 22, 2005. He currently serves as our President, Treasurer, and Director. From 1996 to the present, Mr. Rohde serves as a Director of Direct General Corporation of Nashville, Tennessee where he has also served as Chairman of the Audit Committee since 2003. From 2004 to the present, Mr. Rohde has served as President of S. Rohde Associates, Inc. in providing consulting services to the insurance industry. From 2003 to the present, Mr. Rohde has served as Director of Lion Insurance Company of Holiday, Florida. From 1998 to 2001, Mr. Rohde served as Director of EOMB Holding Company of Fort Worth, Texas. From June 1990 to January 2004, Mr. Rohde served as Vice President, Chief Financial Officer, and Treasurer of Mutual Service Insurance Companies where he served on the management committee and participated in establishing policies, strategic goals, and overall management of the company with assets in excess of $1 billion. From May 1986 to June 1990, Mr. Rohde served as Vice President, Controller, and Treasurer of Mutual Service Insurance Companies. From July 1983 to May 1986, Mr. Rohde served as Director – Cost and Budget for Mutual Service Insurance Companies. From April 1981 to July 1983, Mr. Rohde served as Assistant Controller for IDS Life where he directed a staff of 17 in the company’s general accounting and investment accounting functions. From April 1980 to April 1981, Mr. Rohde served as Manager – Corporate Accounting for IDS Life. From July 1979 to April 1980, Mr. Rohde served as Manager – Accounting Research and Development for IDS Life. From May 1977 to July 1979, Mr. Rohde served as Accounting System Coordinator for IDS Life of New York. From April 1975 to May 1977, Mr. Rohde served as Supervisor – Accounting and Treasury for IDS Life. From December 1973 to April 1975, Mr. Rohde served as Senior Accountant for IDS Life. From June 1973 to December 1973, Mr. Rohde served as Accounting Trainee for IDS Life. Mr. Rohde holds a B.S. Degree (Accounting and Business Administration) from the University of Wisconsin - Eau Claire (1973). In addition, Mr. Rohde is a Fellow of the Life Management Institute, has published articles in insurance industry publications, and has served as a speaker and panelist in insurance industry meetings and seminars.

Gregg Barrett joined the Company on April 22, 2005. He currently serves as Assistant Secretary and Director. From 1999 to present, Mr. Barrett serves as President of WaterStreet Company of Bigfork, Montana where he directs the company’s strategy, software design, and new program development. From 1998 to 1999, Mr. Barrett served as Vice President – Corporate Development for National Flood Services of Kalispell, Montana where he coordinated acquisitions, developed programs for customer segments. From 1994 to 1998, Mr. Barrett served as Executive Vice President – Marketing for Bankers Insurance Group of St. Petersburg, Florida where he expanded nationwide sales from $92 million to $490 million and developed a geographic expansion team, product development and pricing, and decreased product cycle time from two years to eight months. From 1993 to 1994,

Mr. Barrett served as a Marketing Representative for Prudential Insurance Company. From 1986 to 1993, Mr. Barrett served as Vice President of Operations for National Flood Services of Chicago, Illinois. From 1985 to 1986, Mr. Barrett served as a Staff Accountant at CR Industries of Long Grove, Illinois. Mr. Barrett holds a B. S. Degree (Accounting) from Illinois State University and is a Certified Public Accountant in Montana.

Stephen W. Dick joined the Company on January 23, 2006. He currently serves as Vice President. From 2003 to the present, Mr. Dick serves as an insurance consultant where he has assisted personal lines insurance company clients with advice and assistance in loss cost analysis, competitive analysis, development of pricing, and underwriting strategies, creation of rates and rules, and management reports. From 1999 to 2002, Mr. Dick served as Director of Underwriting and Product Development for QualSure Insurance Corporation of Sarasota, Florida where he was responsible for product line analysis, product development, and underwriting management. From 1997 to 1999, Mr. Dick served as Product Manager and Director of Residential Lines at Seibels Bruce Group, Inc. of Columbia, South Carolina. From 1992 to 1997, Mr. Dick served as Account Manager and Business Systems Specialist at CIGNA Information Services, Inc. of Voorhees, New Jersey. From 1975 to 1992, Mr. Dick served in various managerial capacities at INA/CIGBNA Regional and Home Office Management. Mr. Dick holds a B.S.B.A. Degree from Drexel University and served as a Captain in the United States Army (honorably discharged).

Richard V. Atkinson was elected to the Company’s Board of Directors on January 13, 2006. He currently serves as a Director. Mr. Atkinson has been employed as an Actuary since 1982. From 2002 to the present, Mr. Atkinson serves as Vice President, Chief Property & Casualty Actuary for Horace Mann Educators Corporation. From 1991 to 2002, Mr. Atkinson was employed by Mutual Service Insurance Companies, where he was also Vice President, Chief Property & Casualty Actuary. From 1988 to 1991 Mr. Atkinson was employed by Deloitte and Touche. From 1982 to 1988 Mr. Atkinson was employed by NWNL General Insurance Company. Mr. Atkinson’s has held a wide variety of responsibilities for property and casualty insurance companies, including exposure management, reinsurance procurement, business planning and forecasting, product pricing, product development, and reserving. Mr. Atkinson holds a B.A. Degree from the University of Minnesota-Morris (1982), where he was awarded Scholar of the College. Mr. Atkinson holds an M.B.A. degree from the University of Minnesota Carlson School of Business (2001). Mr. Atkinson is a Fellow of the Casualty Actuarial Society, and a Member of the American Academy of Actuaries. He has authored and co-authored papers presented to the Casualty Actuarial Society Forum and the Casualty Actuarial Society Discussion Paper Program.

William N. Majerus, Esq. joined the Company on January 13, 2006. He currently serves as a Director. Mr. Majerus has experience in insurance law, litigation, arbitration, insurer-agent relationships, and property losses. He is licensed to practice law in Minnesota and is a member of the Minnesota State and Hennepin County Bar Associations. He is a member of the panel of arbitrators for the Hennepin County District Court and the American Arbitration Association. From 1999 to 2005, he served as an investigator for the Minnesota Office of Lawyers Professional Responsibility. Mr. Majerus holds a B.A. Degree from the University of St. Thomas and a J.D. Degree from Hamline University School of Law.

Joseph J. Pingatore, Esq. joined the Company on January 13, 2006. He currently serves as Secretary and Director. From 2005 to the present, Mr. Pingatore has served as Vice President and General Counsel for Western National Insurance Group of Edina, Minnesota. From 2001 to 2004, Mr. Pingatore served as Vice President, Senior Counsel,and Assistant Secretary for Country Insurance & Financial Services/MSI Insurance of Bloomington, Illinois/Arden Hills, Minnesota. From 1987 to 2001, Mr. Pingatore was employed by MSI Insurance Companies where he served as Vice President, General Counsel, and Secretary from 1997 to 2001, Assistant General Counsel and Assistant Corporate Secretary from 1995 to 1997, Senior Counsel and Claims Counsel from 1991 to 1995, and Claims Counsel from 1987 to 1991. From 1983 to 1987, Mr. Pingatore was a partner at Klampe, Pingatore & Nordstrom, Attorneys at Law of Rochester, Minnesota. From 1981 to 1983, Mr. Pingatore was an Associate Attorney at Brown, Bins, & Klampe, Attorneys at Law of Rochester, Minnesota. Mr. Pingatore holds a B.G.S. Degree from the University of Minnesota, Minneapolis, Minnesota and a J.D. Degree (cum laude) from William Mitchell College of Law, St. Paul Minnesota. Mr. Pingatore is admitted to practice in the State of Minnesota, the United States District Court for the District of Minnesota, and the United Stats Court of Appeals for the Eighth Circuit. He is also a Member and Secretary-Treasurer of the Minnesota Insurance Federation and holds an appointment to the American Arbitration Association Panel of Arbitrators.

Board Matters

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of “independent directors.” We do believe that a majority of our directors currently meet the definition of “independent” as promulgated by the rules and regulations of the New York Stock Exchange or NASDAQ.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation received for the period from the date of the Company’s incorporation on April 22, 2005 through December 31, 2005 for services rendered to the Company in all capacities by the Company's Chief Executive Officer and any officer with total annual salary and bonus over $100,000 per year.

		Annual Compensation			Long Term Compensation Awards

Name and principal position	Year	Salary ($)	Bonus ($)	Other annual compensation ($)	Restricted stock award(s) ($)	Securities Options/SARs (#)

Philip R. Hardy, Chairman	2005	-0-	-0-	-0-	-0-	-0-
Gregg Barrett, Assistant Secretary & Director	2005	-0-	-0-	-0-	-0-	-0-
Stephen L. Rohde, President, Treasurer & Director	2005	-0-	-0-	$47,293(1)	-0-	-0-
Stephen W. Dick, Vice President	2005	-0-	-0-	$16,376(1)	-0-	-0-
Richard V. Atkinson, Director	2005	-0-	-0-	-0-	-0-	-0-
William N. Majerus, Esq., Director	2005	-0-	-0-	-0-	-0-	-0-
Joseph J. Pingatore, Esq., Secretary & Director	2005	-0-	-0-	-0-	-0-	-0-
Total (7 persons)	2005	-0-	-0-	-0-	-0-	-0-

(1) Amounts shown were paid in accordance with consulting agreements between the company and the individual shown. A portion of these payments represent amounts paid to reimburse expenses.

The following tables show for the period ending December 31, 2005, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

Individual Grants

Name	Number of Securities Underlying Options/ SARs Granted (#)	% of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise Or Base Price ($/Sh)	Expiration Date

None.

Stock Option Exercises and Fiscal Year-end Values

The following table presents information for the Named Executive Officers with respect to stock options exercised during fiscal year 2005 and unexercised options held as of the end of the fiscal year.

Aggregated Option Exercises In Fiscal Year 2005 And Fiscal Year End Option Values

Name	Shares Acquired On Exercise (#)	Value Realized by Company ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End 11/30/04 Exercisable/Unexercisable	Exercise Price Value of Unexercised In-the-Money Options at Fiscal Year End ($)Exercisable/Unexercisable

None.

Compensation of Directors

Our bylaws do not prohibit us from compensating directors for services related to their membership in board committees and allow the reimbursement of expenses of directors for their attendance at each meeting of our board of directors. We currently plan to pay our outside directors compensation of $20,000 per year for their services to the company. We have not granted any stock options to any of our officers, directors, or any other persons, but we may grant such options in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 3, 2006, certain information as to shares of our common stock owned by (i) each person known to beneficially own more than 5% of the outstanding common stock, (ii) each of our directors, and named executive officers, and (iii) all of our executive officers and directors as a group. Unless otherwise indicated, the address of each named beneficial owner is the same as that of our principal executive offices located at 3001 N Rocky Point Dr East, Ste 200 Tampa, FL 33607.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percentage of Class Beneficially Owned

Philip R. Hardy, Chairman	3,500,000	10.41%
Gregg Barrett Assistant Secretary and Director	3,500,000	10.41%
Stephen L. Rohde, President, Treasurer and Director	1,000,000	2.97%
Stephen W. Dick, Vice President	200,000	0.59%
Richard V. Atkinson, Director	200,000	0.59%
William N. Majerus, Esq., Director	200,000	0.59%
Joseph J. Pingatore, Esq., Secretary and Director	200,000	0.59%
All executive officers and directors as a group (7 persons)	8,800,000	26.17%
Akron Associates, Inc. (3)	2,000,000	5.95%
Last Chance Real Estate, Inc. (4)	3,700,000	11.00%
George Barton	3,500,000	10.41%
EMH Advisory Services, Inc. (5)	2,500,000	7.43%
Ron Moschetta (6)	6,650,000	19.78%
Ivan Turner	3,500,000	10.41%
StarInvest Group, Inc. (7)	1,000,000	2.97%

(1) The address for each of the persons listed above is the Company’s address as disclosed in this Prospectus. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Pursuant to the rules of the Commission, shares of common stock that each named person and group has the right to acquire within 60 days pursuant to options, warrants, or other rights, are deemed outstanding for purposes of computing shares beneficially owned by and the percentage ownership of each such person and group. Applicable percentages are based on shares outstanding on October 3, 2006, adjusted as required by rules promulgated by the SEC.

(2) Unless otherwise noted, all shares listed are owned of record and the record owner has sole voting and investment power, subject to community property laws where applicable.

(3) The sole officer, director, and stockholder of Akron Associates, Inc. is Christine Marie Gill who is not affiliated with any other officer, director, or stockholder.

(4) The sole officer, director, and stockholder of Last Chance Real Estate, Inc. is Geraldine Tauscher, who is not affiliated with any of the Company’s officer, director, or stockholder.

(5) The sole officer, director, and stockholder of EMH Advisory Services, Inc. is Stephanie Parker, who is not affiliated with any of the Company’s officer, director, or stockholder.

(6) The amount shown includes 3,150,000 shares owned by Ronald G. Moschetta and an additional 3,500,000 shares owned by Phoenix Holdings, Inc., an entity owned by Rosemary Moschetta, the wife of Ronald G. Moschetta.

(7) StarInvest Group, Inc. is a publicly-traded business development company whose officers, directors, and principal stockholders are not affiliated with any of the Company’s officers, Directors, or stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 28, 2005, the Company’s Board of Directors approved the issuance of a $125,000 promissory note to StarInvest Group, Inc. in exchange for the company’s receipt of $125,000 in cash from StarInvest. The note issued to StarInvest is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable March 1, 2008.

On December 12, 2005, the Company’s Board of Directors approved the following agreements: (A) the Policy Administration Full Services Agreement between the Company and WaterStreet Company; and (B) the Claims Administration Services Agreement between the Company and WaterStreet Company. The WaterStreet Company is owned and controlled by Gregg Barrett, the Company’s Assistant Secretary and Director.

On October 17, 2005, the Company’s Board of Directors approved the issuance of a $50,000 promissory note to EMH Advisory Services, Inc. in exchange for the company’s receipt of $50,000 in cash from EMH. The note issued to EMH is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable March 1, 2008.

On February 17, 2006, the Company’s Board of Directors approved the issuance of a $25,000 promissory note to David L Cohen, Inc. in exchange for the company’s receipt of $25,000 in cash from David L Cohen. The note issued to David L Cohen is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable March 1, 2008.

On February 2, 2006, the Company’s Board of Directors issued the following shares of our common stock in payment for the services rendered to the company as follows: (A) 3,500,000 shares to Philip R. Hardy, Chairman of the Board in consideration of his services in developing the company’s business plan and in evaluating alternative strategies for the company; (B) 3,500,000 shares to Gregg Barrett, Assistant Secretary and Director in consideration of his services in developing the company’s business plan and in evaluating alternative strategies for the company; (C) 1,000,000 shares to Stephen L. Rohde for assistance in coordinating, licensing of insurance company activities and in selecting management and the Board of Directors; (D) 200,000 shares to Stephen W. Dick, Vice President for advising the company in developing rates, underwriting guidelines, and forms; (E) 200,000 shares to Richard Atkinson for actuarial and financial advice; (F) 200,000 shares to William N. Majerus, Director, in consideration of his regulatory advice to the company; and (G) 200,000 shares to Joseph J. Pingatore, Secretary and Director in consideration for his corporate governance advice to the company. All of the shares issued were valued at $0.0024 per share.

On the same date, the Company’s Board of Directors also issued the following shares of our common stock in payment for the services rendered to the company as follows: (A) 3,500,000 shares to George Barton in consideration of advisory services on new clams methodology, and consulting services; (B) 200,000 shares to Kelly King in consideration for his assistance in selecting legal counsel and developing the financial model; (C) 200,000 shares to Jeff Lawrence in consideration of his assistance in evaluating the Florida market; (D) 25,000 shares to Michael Poujol in consideration for consulting services received by the company; (E) 25,000 shares to John A. Martel in consideration for consulting services received by the company; (F) 25,000 shares to Robert H. Cole in consideration for his consulting services; (G) 1,500,000 shares to David L. Cohen in consideration for his consulting services; (H) 3,500,000 shares to Phoenix Holdings in consideration for their consulting services; (I) 3,150,000 shares to Ron Moschetta in consideration for the company’s receipt of financial advisory services; (J) 3,500,000 shares to Ivan Turner in consideration for his advice and guidance regarding claims adjusting procedures; (K) 2,500,000 shares to EMH Advisory Services, Inc. in consideration of public relations services; (L) 2,000,000 shares to Akron Associates, Inc. in consideration of consulting services; (M) 1,000,000 to Star Invest in consideration for consulting services; and (N) 3,700,000 shares to Last Chance Real Estate in consideration for consulting services. All of the shares issued were valued at $0.0024 per share.

On March 10, 2006, the Company’s Board of Directors approved the issuance of a $5,500 unsecured promissory note to EMH Advisory Services, Inc. in exchange for the company’s receipt of $5,500 in cash from EMH Advisory Services, Inc. The note is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable April 11, 2008.

On March 10, 2006, the Company’s Board of Directors approved the issuance of a $5,500 unsecured promissory note to Akron Associates, Inc. in exchange for the company’s receipt of $5,500 in cash from Akron Associates, Inc. The note is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable April 11, 2008.

On May 15, 2006, the Company’s Board of Directors approved the issuance of a $10,000 unsecured promissory note to Gregg Barrett in exchange for the company’s receipt of $10,000 in cash from Mr. Barrett. The note issued to Mr. Barrett, a Director of the Company, is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable April 11, 2008.

On May 15, 2006, the Company’s Board of Directors approved the issuance of a $10,000 unsecured promissory note to George E. Barton in exchange for the company’s receipt of $10,000 in cash from Mr. Barton. The note issued to Mr. Barton is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable April 11, 2008.

On May 15, 2006, the Company’s Board of Directors approved the issuance of a $10,000 unsecured promissory note to Phillip R. Hardy in exchange for the company’s receipt of $10,000 in cash from Mr. Hardy. The note issued to Mr. Hardy is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable April 11, 2008.

On May 24, 2006, the Company’s Board of Directors approved the issuance of a $7,000 unsecured promissory note to EMH Advisory Services, Inc. in exchange for the company’s receipt of $7,000 in cash from EMH Advisory Services, Inc. The note is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable April 11, 2008.

On June 14, 2006, the Company’s Board of Directors approved the issuance of a $7,000 unsecured promissory note to Akron Associates, Inc. in exchange for the company’s receipt of $7,000 in cash from Akron Associates, Inc. The note is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable April 11, 2008.

On July 31, 2006, the Company’s Board of Directors approved the issuance of an unsecured promissory note of at least $3,000 and up to $50,000 (with the exact principal amount to be determined as funds are received). The note was issued to Gregg Barrett, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable July 31, 2008.

On July 31, 2006, the Company’s Board of Directors approved the issuance of an unsecured promissory note of at least $3,000 and up to $50,000 (with the exact principal amount to be determined as funds are received). The note was issued to Philip R. Hardy, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable July 31, 2008.

On July 31, 2006, the Company’s Board of Directors approved the issuance of an unsecured promissory note of at least $3,000 and up to $50,000 (with the exact principal amount to be determined as funds are received). The note was issued to George E. Barton, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable July 31, 2008.

DESCRIPTION OF SECURITIES

The following description summarizes some of the terms of our capital stock and provisions of our Articles of Incorporation and Bylaws, which are attached as an exhibit to this Registration Statement, and is qualified in its entirety by reference to our Articles of Incorporation and Bylaws.

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.0001 par value per share and 10,000,000 shares of our preferred stock $0.0001 par value per share. The preferred stock may be issued, from to time, in one more series, as determined solely by our Board of Directors without any action necessary on the part of our stockholders. As of the date of this prospectus, there were 33,625,000 shares of our common stock outstanding and held of record by 21 holders. We have not issued any shares of our preferred stock and we have no current plans to do so.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of our common stock are entitled to receive such lawful dividends as may be declared by our board of directors. In the event of our liquidation, dissolution or winding up, the holders of shares of our common stock shall be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and shares of common stock to be issued pursuant to this registration statement will be fully paid and non-assessable.

Preferred Stock

Our board of directors has the authority, without further action of the shareholders, to issue up to 10,000,000 shares of our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and could have the effect of delaying, deferring, or preventing a change in control of our company. We have no present plans to issue any shares of our preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is anticipated to be U.S. Stock Transfer Company, Glendale, California.

SELLING STOCKHOLDER

We are registering the resale of up to 2,500,000 shares of our common stock on behalf of EMH Advisory Services, Inc., the selling stockholder named below. The selling shareholder will not undertake the sale of its shares until such time as: (i) the Company has achieved the minimum offering of $8,500,000 of gross proceeds from this offering and sale of the shares and (ii) a market is established in accordance with the Securities Exchange Act of 1934. The selling shareholder has agreed to refrain from selling any of its shares until such time as we have achieved a minimum of $8,500,000 of proceeds from the sale of our shares hereby. The selling stockholder intends to sell its shares at $1.00 per share.

The following table identifies the selling stockholder and indicates (i) the nature of any position, office or other material relationship that the selling stockholder has had with us during the past three years (or any of our predecessors or affiliates) and (ii) the number of shares and percentage of our outstanding shares of common stock owned by the selling stockholder prior to the offering, the number of shares to be offered for the selling stockholder's account and the number of shares and percentage of outstanding shares to be owned by the selling stockholder after completion of the offering.

Name of Selling Stockholder(3)	Shares Beneficially Owned Prior To Offering(1)	Percent of Class of Shares Owned Before the Offering(2)	Maximum No. of Shares to be Sold in this Offering	Total Shares Owned After This Offering
				If Minimum Offering Achieved	%	If Maximum Offering Achieved	%

EMH Advisory Services, Inc.	2,500,000	7.43%	2,500,000	0(4)	0%	0(4)	0%

(1)

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options but are not counted as outstanding for computing the percentage of any other person. The amounts shown are based on 33,625,000 shares of common stock issued and outstanding as of October 3, 2006. The sole stockholder of EMH Advisory Services, Inc., is Stephanie Parker.

(2)	Assumes that the selling shareholder sells all of its shares in this offering.

We have entered into a consulting agreement with the selling stockholder whereby the selling stockholder performs certain public relations and other consulting services. The shares issued to the selling stockholder are in consideration for the consulting services provided and to be rendered and the consulting agreement included a tag-along or “piggyback” registration provision for up to 2,500,000 of the shares issued to the selling stockholder, which registration rights have been exercised by the selling stockholder for the registration of its shares included in this prospectus.

PLAN OF DISTRIBUTION

All of the 15,000,000 shares of our common stock that are offered by the company will be sold directly by our officers and directors. Our officers and directors will not receive or earn any compensation from the sale of the shares. We are relying upon Rule 3a4-1 of the Securities Exchange Act of 1934 for the sale of the shares offered hereby.

We have not entered into any agreement with any underwriter for the offering and sale of the common stock that we seek to sell and we have no current plans to engage the services of any underwriter for this offering.

The selling stockholder may offer all or a portion of its 2,500,000 shares offered by this prospectus for sale, from time to time, pursuant to this prospectus, in one or more private negotiated transactions, in open market transactions in the over-the-counter market, or otherwise, or by a combination of these methods, at fixed prices, at market prices prevailing at the time of the sale, at prices related to such market prices, at negotiated prices or otherwise. The selling stockholder may effect these transactions by selling shares directly to one or more purchasers or through broker-dealers or agents.

To our knowledge, the selling stockholder has not made any arrangements with any brokerage firm for the sale of the shares. The selling stockholder has advised us it presently intends to dispose of the shares through broker-dealers in ordinary brokerage transactions at market prices prevailing at the time of the sale. However, depending on market conditions and other factors, the selling stockholder may also dispose of the shares through one or more of the other methods described above.

The selling stockholder may be considered an “underwriter” within the meaning of the Securities Act in connection with the sale of his shares. Any broker-dealers or agents who act in connection with the sale of the shares may also be deemed to be underwriters. Profits on any resale of the shares by the selling stockholder and any discounts, commissions or concessions received by such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Because the selling stockholder may be considered to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, the selling stockholder may be subject to the prospectus delivery requirements of Section 5 of the Securities Act for transactions involving the sale of our common stock.

We will not receive any proceeds from the sale by the selling stockholder of its 2,500,000 shares of common stock. Neither the Company nor any of its officers or directors will assist the selling shareholder in the sale of its shares. The selling shareholder has agreed to refrain from selling any of its shares until such time as we have achieved a minimum of $8,500,000 of proceeds from the sale of our shares hereby. The selling stockholder intends to sell its shares at $1.00 per share.

The selling stockholder is subject to the applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M. Regulation M may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholder and any other person distributing our common stock. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of shares of our common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period beginning five business days prior to the commencement of such distribution and ending upon such person's completion of participation in the distribution. All of the foregoing may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock. Rules 101 and 102 of Regulation M, among other things, generally prohibit certain participants in a distribution from bidding for, purchasing or inducing any person to bid for or purchase any of the securities that are the subject of the distribution. Rule 104 of Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

The shares offered by the selling stockholder are being registered pursuant to our contractual obligations to the selling stockholder and we have agreed to pay the expenses of the preparation of this prospectus. In the event that we are able to achieve the minimum offering, the sale of shares by the selling shareholder may negatively impact our ability to sell additional shares after the minimum offering is achieved. The selling activity by the selling shareholder may also divert potential subscribers from purchasing our shares or put downward pressure on the overall trading levels for our shares in the after-market.

Escrow Agent

We have entered into an Escrow Agreement with Wilmington Trust Company to serve as the escrow agent for the proceeds received until the minimum of $8.5 million of gross proceeds from our sale of shares hereby is satisfied. Under the terms of the escrow agreement, all proceeds received, if any, from this offering shall be deposited with the escrow agent until the earlier date at which we have received and accepted subscriptions for an aggregate of at least $ 8,500,000 in gross proceeds or 90 days from the commencement of the offering which date may be extended for an additional 30 days by us. Upon receipt and acceptance of subscriptions aggregating $8,500,000 in gross proceeds within the allotted time period, all additional funds received and accepted, if any, shall be immediately released to us and deposited into our general bank account all of which shall be available for use us. There can be no assurance that we will obtain any funds from this offering.

No escrow arrangement has been or will be established with respect to the sale of shares by the selling stockholder.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation provides for our indemnification, to the fullest extent permitted or authorized by Florida general corporate law, of any officer, director, employee or agent of our company with respect to claims arising or asserted against such person by reason of him or her being or having been an officer, director, employee or agent of our company. Insofar as indemnification for liabilities arising under the Securities Act of 1933, known as the “Act,” is permitted to our directors, officers and controlling persons, pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL PROCEEDINGS

The validity of the shares of common stock offered by this prospectus has been passed upon for us by the Law Offices of William M. Aul, San Diego, California.

EXPERTS

The financial statements as of and for the period commencing and ending December 31, 2005 included in this prospectus have been audited by Hamilton Misfeldt & Company, P.C., independent registered public accounting firm, as stated in their report dated February 15, 2006 which is also included in this prospectus. Such financial statements have been so included in reliance upon the authority of such firm as experts in accounting and auditing.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, any interest, direct or indirect, in our company or any of our subsidiaries. Nor was any such person connected with us, or any of our subsidiaries, as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, relating to the shares of our common stock being offered by this prospectus. For further information pertaining to our common stock and the shares of common stock being offering by this prospectus, reference is made to such registration statement. This prospectus constitutes the prospectus we filed as a part of the registration statement and it does not contain all information in the registration statement, certain portions of which have been omitted in accordance with the rules and regulations of the SEC.

In addition, we will be subject to the informational requirements of the Securities Exchange Act of 1934, and, in accordance with such requirements, we will be required to file reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters.      Reports and proxy and information statements filed under Section 14(a) and 14(c) of the Securities Exchange Act of 1934 and other information filed with the SEC as well as copies of the registration statement can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and at the SEC’s Midwest Regional Offices at 500 West Madison Street, Chicago, Illinois 60606. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1.800.SEC.0330 for further information on the operation of the public reference room. Such material may also be obtained electronically by visiting the SEC’s web site on the Internet at http://www.sec.gov. We plan to seek inclusion of our common stock on the OTC Bulletin Board.

Copies of our filings with the SEC will also be available, free of charge at www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Report of Review of Independent Accounting Firm	F1
Balance Sheet as of June 30, 2006 (Unaudited)	F2
Statement of Income and Accumulated Deficit	F3
Statement of Cash Flows	F4
Notes to Financial Statements	F5
Report of Independent Accounting Firm	F8
Balance Sheet as of December 31, 2005	F9
Statement of Income and Accumulated Deficit	F10
Statement of Cash Flows	F11
Notes to the Financial Statements	F12

BOARD OF DIRECTORS

PREMIER INDEMNITY HOLDING COMPANY

TAMPA, FLORIDA

We have reviewed the accompanying balance sheet of Premier Indemnity Holding Company (a development stage entity) as of June 30, 2006, and the related statements of income and accumulated deficit, and cash flows for the six month period from January 1, 2006 to June 30, 2006, and the statements of income and accumulated deficit, and cash flows for the three month periods from April 1, 2006 to June 30, 2006, and April 1, 2005 to June 30, 2005, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Premier Indemnity Holding Company.

A review consists principally of inquiries of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

HAMILTON MISFELDT & COMPANY, P.C.

Great Falls, Montana

July 10, 2006

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

BALANCE SHEET

June 30, 2006

SEE ACCOUNTANTS’ REPORT

ASSETS

CURRENT ASSETS
Cash	$1,402

TOTAL CURRENT ASSETS		1,402

DEFERRED TAX ASSET		70,158

TOTAL ASSETS		$71,580

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$8,030

TOTAL CURRENT LIABILITIES		8,030

LONG-TERM DEBT		255,000

STOCKHOLDERS' EQUITY
Common stock, par value $.0001 per share; 100
million shares authorized, 33,625,000 shares
issued and outstanding
Accumulated deficit during the development stage		3,363
Additional paid-in capital		77,337
Accumulated deficit during the development stage	(272,150)

TOTAL STOCKHOLDERS' EQUITY		(191,450)

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY		$71,580

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

STATEMENT OF INCOME AND ACCUMULATED DEFICIT

For the Six Month Period January 1, 2006 to June 30, 2006

SEE ACCOUNTANTS’ REPORT

Revenues		$ -

Expenses
Organization costs	110,779

TOTAL EXPENSES		110,779

LOSS BEFORE INCOME TAXES		(110,779)

Provision for income taxes		22,710

NET LOSS		(88,069)

Accumulated deficit during the development stage,
beginning of period	(184,081)

Accumulated deficit during the development stage,
end of period	($272,150)

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

STATEMENT OF INCOME AND ACCUMULATED DEFICIT

For the Three Month Periods April 1, 2006 to June 30, 2006 and

April 1, 2005 (Date of Inception) to June 30, 2005

SEE ACCOUNTANTS’ REPORT

	2006	2005

Revenues	$ -	$ -

Expenses
Organization costs	28,744	24,905

TOTAL EXPENSES	28,744	24,905

LOSS BEFORE INCOME TAXES	(28,744)	(24,905)

Provision for income taxes	5,893	5,105

NET LOSS	(22,851)	(19,800)

Accumulated deficit during the
development stage, beginning of period	(249,299)	-

Accumulated deficit during the
development stage, end of period	($272,150)	(19,800)

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

STATEMENT OF CASH FLOWS

For the Six Month Period January 1, 2006 to June 30, 2006

SEE ACCOUNTANTS’ REPORT

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	($88,069)
Adjustments to reconcile net loss
to net cash used by operating activities
Increase in:
Deferred tax asset		(22,710)
Decrease in:
Accounts payable		(52,495)

Net cash used by operating activities		(163,274)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt		80,000
Proceeds from issuance of stock		80,700

Net cash provided by financing activities	160,700

NET DECREASE IN CASH		(2,574)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD		3,976

CASH AND CASH EQUIVALENTS, END OF PERIOD		$1,402

SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

There were no noncash investing and financing activities for the six month period ended June 30, 2006.

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

STATEMENT OF CASH FLOWS

For the Three Month Periods April 1, 2006 to June 30, 2006 and

April 1, 2005 (Date of Inception) to June 30, 2005

SEE ACCOUNTANTS’ REPORT

	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	($22,851)	($19,800)
Adjustments to reconcile net loss
to net cash used by operating
activities
Increase in:
Decrease tax asset	(5,893)	(5,105)
Increase (decrease) in:
Accounts payable	(16,736)	5,044

Net cash used by operating activites	(45,480)	(19,861)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	44,000	125,000

Net cash provided by financing
activites	44,000	125,000

NET INCREASE (DECREASE) IN CASH	(1,480)	105,139

CASH AND CASH EQUIVALENTS,
BEGINNING OF PERIOD	2,822	-

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,402	$105,139

SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITES

There were no noncash investing and financing activities for the three month periods ended April
1, 2006 to June 30, 2006 and April 1, 2005 to June 2005.

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

NOTES TO FINANCIAL STATEMENTS

June 30, 2006

Note 1:	Summary of significant accounting policies

Nature of operations - Premier Indemnity Holding Company (PIHC) is a development stage entity incorporated in the state of Florida in 2005. PIHC has two wholly owned subsidiaries, Premier Indemnity Associates, Incorporated (PIAI) and Premier Indemnity Insurance Company (PIIC). PIHC bylaws and articles of incorporation have been approved by the state of Florida and start-up costs have been incurred. PIAI bylaws and articles of incorporation have been approved, but no transactions have been completed. Florida state approval of the bylaws and articles of incorporation of PIIC are pending and no activity has taken place.

The primary business is to sell homeowners insurance to Florida residents. As of June 30, 2006, operations of the Corporation had not yet begun.

Basis of presentation – These financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP) using the accrual method of accounting.

Financial statements – The statement of income and accumulated deficit and statement of cash flows reflect the cumulative activity of PIHC from January 1, 2006 through June 30, 2006. These are, therefore, interim financial statements.

Cash and cash equivalents - For purposes of the statement of cash flows, PIHC considers all short-term instruments purchased with a maturity of six months or less to be cash equivalents. There are no cash equivalents at June 30, 2006.

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

NOTES TO FINANCIAL STATEMENTS

June 30, 2006

Note 1:	Summary of significant accounting policies (continued)

Investments – While PIHC had no available funds to invest at June 30, 2006, the Corporation anticipates having available funds to invest in the future. The Corporation’s investment portfolio will be primarily exposed to interest rate risk and to a lesser extent market and credit risk. The fair value of the portfolio will be directly impacted by changing interest rates, market conditions and financial conditions of the issuer. The Corporation will examine its portfolio on at least a quarterly basis for evidence of impairment with a particular emphasis on those securities with unrealized losses that satisfy certain conditions. Some of the factors that the Corporation will consider in evaluating a security for other-than-temporary impairment include the duration and extent to which the fair value has been less than amortized cost, the reasons for the unrealized loss, including market conditions or changes in the financial condition of the issuer, and the Corporation’s ability and intent to hold the investment until maturity, or at least until there is a recovery in fair value. If the investment is to be sold prior to maturity, it will be classified as an available-for-sale security. Available-for-sale securities will be carried at fair value. Unrealized gains and losses on investment securities available-for-sale are based on the difference between book value and fair value of each security. These unrealized gains and/or losses will be credited or charged to other comprehensive income, whereas realized gains and/or losses will be recognized in PIHC’s net income.

Revenue recognition – Insurance premiums will be earned pro rata over the terms of the respective policies. The reserve for unearned premiums will be determined on a daily pro rata basis.

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

NOTES TO FINANCIAL STATEMENTS

June 30, 2006

Note 1:	Summary of significant accounting policies (continued)

Insurance losses and loss adjustment expense reserves – Insurance losses and loss adjustment expense reserves represent the estimated ultimate net cost of all unpaid reported and unreported losses incurred. The loss and loss adjustment expense reserves will be estimated on an undiscounted basis, using individual case-basis valuations and statistical analyses. Those estimates, which will be reported net of anticipated salvage and subrogation, will be subject to the effects of trends in loss severity and frequency. Although considerable variability is inherent in such estimates, management believes the loss and loss adjustment expense reserves will be adequate. The estimates will be continually reviewed and adjusted as necessary as experience develops or new information becomes known; such adjustments will be included in current operations.

Reinsurance – Reinsurance premiums, losses and loss adjustment expenses will be accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Ceding commissions will be recognized net of a provision for return commissions on anticipated cancellations and the amount necessary to cover future maintenance costs.

Organizational costs - Organizational costs incurred during the development stage consist of legal, accounting, and consulting fees, as well as travel costs. In accordance with Statement of Position 98-5, these costs have been expensed as incurred.

Deferred policy acquisition costs – Acquisition costs associated with new and renewal insurance coverage will be capitalized and amortized over the respective inforce periods of the policies. Policy acquisition costs include certain underwriting and direct sales costs incurred (e.g. advertising, commissions, and premium taxes) in connection with writing business.

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

NOTES TO FINANCIAL STATEMENTS

June 30, 2006

Note 1:	Summary of significant accounting policies (continued)

Income taxes – Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due, plus or minus deferred taxes or tax benefits. Deferred taxes or benefits represent the future tax consequences of temporary differences that have been recognized in different periods for financial reporting purposes than for income tax purposes.

Share-based compensation payments – The Corporation anticipates issuing shares of common stock in exchange for services rendered by individuals and/or companies during the Corporation’s development stage. In accordance with Statement of Financial Accounting Standard No. 123(R), PIHC has adopted a fair-value-based method to account for these share-based compensation payments. Under this method, compensation costs of stock awards will be measured at fair value and expensed over the period services will be provided in exchange for the award.

Use of estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known that could impact the amounts reported and disclosed herein.

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

NOTES TO FINANCIAL STATEMENTS

June 30, 2006

Note 2:	Deferred tax asset

PIHC accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109, whereby the deferred tax asset represents the tax effects of taxable temporary differences between financial statement reporting and income tax reporting. The temporary differences arise from expensing for financial statement reporting purposes organizational costs incurred versus the capitalization and amortization of those costs for income tax reporting purposes. The Corporation anticipates future taxable income from normal operations to be sufficient to fully absorb organizational costs deducted for financial statement reporting, as well as income tax reporting, within the twenty-year net operating loss carryover period allowed under the Internal Revenue Code.

Note 3:	Long-term debt

Long-term debt at June 30, 2006 consists of:

Notes due to related parties, unsecured, interest at 6% per annum, principal due in full March 1, 2008:

Due to Star Invest Group, Inc.
investor	$ 125,000
Due to EMH Advisory Services, Inc.,
investor	50,000
Due to David Cohen, investor	25,000

200,000

Notes due to related parties, unsecured, interest at 6% per annum, principal due in full April 11, 2008:

Due to Gregg Barrett, investor	10,000
Due to Phillip Hardy, investor	10,000
Due to George Barton, investor	10,000
Due to EMH Advisory Services, Inc.,
investor	12,500
Due to Akron Associates, investor	12,500

55,000

$ 255,000

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

NOTES TO FINANCIAL STATEMENTS

June 30, 2006

Note 4:	Reinsurance

The Corporation will cede premiums and risks of loss to other insurance companies under quota share, excess of loss, and catastrophe forms of reinsurance agreements. Catastrophe reinsurance coverage is maintained at the level of one in a 100-year hurricane event, based on several insurance industry accepted models. The ceded reinsurance agreements will provide the Corporation with increased capacity to write additional business while limiting its exposure to loss within its capital resources. The Corporation will evaluate the financial condition of its reinsurers and will monitor various credit risks to minimize its exposure to significant losses from reinsurer insolvencies. The Corporation will remain obligated for amounts ceded in the event that the reinsurers do not meet their obligations.

Note 5:	Common stock

PIHC is authorized to issue 100 million shares of common stock. As of December 31, 2005, an independent appraisal valued each share of PIHC common stock at $.0024 per share. On February 2, 2006, PIHC issued 33,625,000 shares of common stock as share-based compensation payments for services rendered from the date of inception through January 31, 2006.

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

NOTES TO FINANCIAL STATEMENTS

June 30, 2006

Note 5:	Common stock (continued)

Shares issued and the fair value of those shares, based on the fair value of services rendered, are as follows:

Philip R. Hardy	3,500,000 shares	$ 8,400
Gregg Barrett	3,500,000 shares	8,400
Stephen L. Rohde	1,000,000 shares	2,400
Stephen W. Dick	200,000 shares	480
Richard Atkinson	200,000 shares	480
William N. Majerus	200,000 shares	480
Joseph J. Pingatore	200,000 shares	480
George Barton	3,500,000 shares	8,400
Kelly King	200,000 shares	480
Jeff Lawrence	200,000 shares	480
Michael Poujol	25,000 shares	60
John A. Martel	25,000 shares	60
Robert H. Cole	25,000 shares	60
David L. Cohen	1,500,000 shares	3,600
Phoenix Holdings	3,500,000 shares	8,400
Ron Moschetta	3,150,000 shares	7,560
Ivan Turner	3,500,000 shares	8,400
EMH Advisory
Services, Inc.	2,500,000 shares	6,000
Akron Associates, Inc.	2,000,000 shares	4,800
Star Invest	1,000,000 shares	2,400
Last Chance Real Estate	3,700,000 shares	8,880

33,625,000 shares	$80,700

These share-based compensation payments were for services recognized as additional organizational costs expenses in the period the services were rendered.

INDEPENDENT AUDITORS' REPORT

BOARD OF DIRECTORS

PREMIER INDEMNITY HOLDING COMPANY

TAMPA, FLORIDA

We have audited the accompanying balance sheet of Premier Indemnity Holding Company (a development stage entity) as of December 31, 2005, and the related statements of income and accumulated deficit, and cash flows for the period from inception (April 1, 2005) to December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Premier Indemnity Holding Company as of December 31, 2005, and the results of its operations and its cash flows for the initial period then ended, in conformity with accounting principles generally accepted in the United States of America.

HAMILTON MISFELDT & COMPANY, P.C.

Great Falls, Montana

February 15, 2006

F14

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

BALANCE SHEET

December 31, 2005

CURRENT ASSETS
Cash		$3,976

TOTAL CURRENT ASSETS		3,976

DEFERRED TAX ASSET		47,468

TOTAL ASSETS		$51,444

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$60,525

TOTAL CURRENT LIABILITIES		60,525

LONG-TERM DEBT		175,000

STOCKHOLDERS' EQUITY
Common stock, par value $.0001 per share; 100
million shares authorized, none issued or
outstanding -
Accumulated deficit during the development stage	(184,081)

TOTAL STOCKHOLDERS' EQUITY		(184,081)

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY		$51,444

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

STATEMENT OF INCOME AND ACCUMULATED DEFICIT

For the Period April 1, 2005 (Date of Inception) to December 31, 2005

Revenue		$ -

Expenses
Organization costs	231,549

TOTAL EXPENSES		231,549

LOSS BEFORE INCOME TAXES		(231,549)

Provision for income taxes		47,468

NET LOSS		(184,081)

Accumulated deficit during development stage,
beginning of period		-

Accumulated deficit during the development stage,
end of period		($184,081)

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

STATEMENT OF CASH FLOWS

For the Period April 1, 2005 (Date of Inception) to December 31, 2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	($184,081)
Adjustments to reconcile net loss
to net cash used by operating activities
Increase in:
Deferred tax asset		(47,468)
Accounts payable		60,525

Net cash used by operating activities		(171,024)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt		175,000

Net cash provided by financing activities	175,000

NET DECREASE IN CASH		3,976

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD		-

CASH AND CASH EQUIVALENTS, END OF PERIOD		$3,976

SCHEDULE OF NONCASH INVESTING ACTIVITIES

There were no noncash investing activities for the nine month period ended December 31, 2005.

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

NOTES TO FINANCIAL STATEMENTS

December 31, 2005

Note 1:	Summary of significant accounting policies

Nature of operations - Premier Indemnity Holding Company (PIHC) is a development stage entity incorporated in the state of Florida, in 2005. PIHC has two wholly owned subsidiaries, Premier Indemnity Associates, Incorporated (PIAI) and Premier Indemnity Insurance Company (PIIC). PIHC bylaws and articles of incorporation have been approved by the state of Florida and start-up costs have been incurred. PIAI bylaws and articles of incorporation have been approved, but no transactions have been completed. Florida state approval of the bylaws and articles of incorporation of PIIC are pending and no activity has taken place.

The primary business is to sell homeowners insurance to Florida residents. As of December 31, 2005, operations of the Corporation had not yet begun.

Basis of presentation – These financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP) using the accrual method of accounting.

Financial statements – The statement of income and accumulated deficit and statement of cash flows reflect the cumulative activity of PIHC from inception of the Corporation (April 1, 2005) through December 31, 2005.

Cash and cash equivalents - For purposes of the statement of cash flows from inception of the Corporation through December 31, 2005, PIHC considers all short-term instruments purchased with a maturity of three months or less to be cash equivalents. There are no cash equivalents at December 31, 2005.

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

NOTES TO FINANCIAL STATEMENTS

December 31, 2005

Note 1:	Summary of significant accounting policies (continued)

Investments – While PIHC had no available funds to invest at December 31, 2005, the Corporation anticipates having available funds to invest in the future. The Corporation’s investment portfolio will be primarily exposed to interest rate risk and to a lesser extent market and credit risk. The fair value of the portfolio will be directly impacted by changing interest rates, market conditions and financial conditions of the issuer. The Corporation will examine its portfolio on at least a quarterly basis for evidence of impairment with a particular emphasis on those securities with unrealized losses that satisfy certain conditions. Some of the factors that the Corporation will consider in evaluating a security for other-than-temporary impairment include the duration and extent to which the fair value has been less than amortized cost, the reasons for the unrealized loss, including market conditions or changes in the financial condition of the issuer, and the Corporation’s ability and intent to hold the investment until maturity, or at least until there is a recovery in fair value. If the investment is to be sold prior to maturity, it will be classified as an available-for-sale security. Available-for-sale securities will be carried at fair value. Unrealized gains and losses on investment securities available-for-sale are based on the difference between book value and fair value of each security. These unrealized gains and/or losses will be credited or charged to other comprehensive income, whereas realized gains and/or losses will be recognized in PIHC’s net income.

Revenue recognition – Insurance premiums will be earned pro rata over the terms of the respective policies. The reserve for unearned premiums will be determined on a daily pro rata basis.

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

NOTES TO FINANCIAL STATEMENTS

December 31, 2005

Note 1:	Summary of significant accounting policies (continued)

Insurance losses and loss adjustment expense reserves – Insurance losses and loss adjustment expense reserves represent the estimated ultimate net cost of all unpaid reported and unreported losses incurred through December 31. The loss and loss adjustment expense reserves will be estimated on an undiscounted basis, using individual case-basis valuations and statistical analyses. Those estimates, which will be reported net of anticipated salvage and subrogation, will be subject to the effects of trends in loss severity and frequency. Although considerable variability is inherent in such estimates, management believes the loss and loss adjustment expense reserves will be adequate. The estimates will be continually reviewed and adjusted as necessary as experience develops or new information becomes known; such adjustments will be included in current operations.

Reinsurance – Reinsurance premiums, losses and loss adjustment expenses will be accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Ceding commissions will be recognized net of a provision for return commissions on anticipated cancellations and the amount necessary to cover future maintenance costs.

Organizational costs - Organizational costs incurred during the development stage consist of legal, accounting, and consulting fees, as well as travel costs. In accordance with Statement of Position 98-5, these costs have been expensed as incurred.

Deferred policy acquisition costs – Acquisition costs associated with new and renewal insurance coverage will be capitalized and amortized over the respective inforce periods of the policies. Policy acquisition costs include certain underwriting and direct sales costs incurred (e.g. advertising, commissions, and premium taxes) in connection with writing business.

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

NOTES TO FINANCIAL STATEMENTS

December 31, 2005

Note 1:	Summary of significant accounting policies (continued)

Income taxes – Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due, plus or minus deferred taxes or tax benefits. Deferred taxes or benefits represent the future tax consequences of temporary differences that have been recognized in different periods for financial reporting purposes than for income tax purposes.

Share-based compensation payments – The Corporation anticipates issuing shares of common stock in exchange for services rendered by individuals and/or companies during the Corporation’s development stage. In accordance with Statement of Financial Accounting Standard No. 123(R), PIHC has adopted a fair-value-based method to account for these share-based compensation payments. Under this method, compensation costs of stock awards will be measured at fair value and expensed over the period services will be provided in exchange for the award.

Use of estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known that could impact the amounts reported and disclosed herein.

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

NOTES TO FINANCIAL STATEMENTS

December 31, 2005

Note 2:	Deferred tax asset

PIHC accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109, whereby the deferred tax asset represents the tax effects of taxable temporary differences between financial statement reporting and income tax reporting. The temporary differences arise from expensing for financial statement reporting purposes organizational costs incurred versus the capitalization and amortization of those costs for income tax reporting purposes. The Corporation anticipates future taxable income from normal operations to be sufficient to fully absorb organizational costs deducted for financial statement reporting, as well as income tax reporting, within the twenty-year net operating loss carryover period allowed under the Internal Revenue Code.

Note 3:	Long-term debt

Long-term debt at December 31, 2005 consists of notes due to related parties, unsecured, interest at 6% per annum, principal due in full March 1, 2008:

Due to Star Invest Group, Inc.
future investor	$ 125,000

Due to EMH Advisory Services, Inc.,
future investor	50,000

$ 175,000

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

NOTES TO FINANCIAL STATEMENTS

June 30, 2006

Note 4:	Reinsurance

The Corporation will cede premiums and risks of loss to other insurance companies under quota share, excess of loss, and catastrophe forms of reinsurance agreements. Catastrophe reinsurance coverage is maintained at the level of one in a 100-year hurricane event, based on several insurance industry accepted models. The ceded reinsurance agreements will provide the Corporation with increased capacity to write additional business while limiting its exposure to loss within its capital resources. The Corporation will evaluate the financial condition of its reinsurers and will monitor various credit risks to minimize its exposure to significant losses from reinsurer insolvencies. The Corporation will remain obligated for amounts ceded in the event that the reisurers do not meet their obligations.

Note 5:	Common stock

As of December 31, 2005, no shares of common stock have been issued. PIHC is authorized to issue 100 million shares of common stock. As of December 31, 2005, an independent appraisal has valued each share of PIHC common stock at $.0024 per share. On February 2, 2006, PIHC issued 33,625,000 shares of common stock as share-based compensation payments for services rendered from the date of inception through January 31, 2006.

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

NOTES TO FINANCIAL STATEMENTS

December 31, 2005

Note 6:	Subsequent events

On February 2, 2006, PIHC issued shares of common stock in exchange for services rendered by related parties from the date of inception through January 31, 2006. The value of shares issued, $.0024 per share, was established from an independent appraisal performed by a certified business valuator as of December 31, 2005. Shares issued and the fair value of those shares, based on the fair value of services rendered, are as follows:

Philip R. Hardy	3,500,000 shares	$ 8,400
Gregg Barrett	3,500,000 shares	8,400
Stephen L. Rohde	1,000,000 shares	2,400
Stephen W. Dick	200,000 shares	480
Richard Atkinson	200,000 shares	480
William N. Majerus	200,000 shares	480
Joseph J. Pingatore	200,000 shares	480
George Barton	3,500,000 shares	8,400
Kelly King	200,000 shares	480
Jeff Lawrence	200,000 shares	480
Michael Poujol	25,000 shares	60
John A. Martel	25,000 shares	60
Robert H. Cole	25,000 shares	60
David L. Cohen	1,500,000 shares	3,600
Phoenix Holdings	3,500,000 shares	8,400
Ron Moschetta	3,150,000 shares	7,560
Ivan Turner	3,500,000 shares	8,400
EMH Advisory
Services, Inc.	2,500,000 shares	6,000
Akron Associates, Inc.	2,000,000 shares	4,800
Star Invest	1,000,000 shares	2,400
Last Chance Real Estate	3,700,000 shares	8,880

33,625,000 shares	$80,700

These share-based compensation payments were for services recognized as additional organizational costs expensed in the period the services were rendered. Of the $80,700 paid in 2006, $60,525 was for services provided prior to January 1, 2006 and this amount is included in organizational costs incurred through December 31, 2005 of $231,549.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

		Common Stock
__________________________________

TABLE OF CONTENTS

SUMMARY INFORMATION	4	_________________ PROSPECTUS _________________ Dated: _____, 2006
RISK FACTORS	9
FORWARD-LOOKING STATEMENTS	16
USE OF PROCEEDS	17
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	21
DESCRIPTION OF BUSINESS	22
DESCRIPTION OF PROPERTY	39
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	39
EXECUTIVE COMPENSATION	41
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	42
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	43
DESCRIPTION OF SECURITIES	45
SELLING STOCKHOLDER	46
PLAN OF DISTRIBUTION	46
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	47
LEGAL PROCEEDINGS	48
EXPERTS	48
INTEREST OF NAMED EXPERTS AND COUNSEL	48
AVAILABLE INFORMATION	48
INDEX TO FINANCIAL STATEMENTS	F1

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article IX of our Articles of Incorporation contains provisions permitted under Florida law relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of their services and fiduciary duties to the Company, except in circumstances involving wrongful acts, such as:

•	any breach of the director’s duty of loyalty;
•	acts or omissions which involve a lack of good faith, intentional misconduct or a knowing violation of the law;
•	payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law; or
•	any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

As permitted by the Florida General Corporation Law, our Articles of Incorporation require us to indemnify our directors and executive officers to the fullest extent not prohibited by the Delaware law. We may limit the extent of such indemnification by individual contracts with our directors and executive officers. Further, we may decline to indemnify any director or executive officer in connection with any proceeding initiated by such person or any proceeding by such person against us or our directors, officers, employees or other agents, unless such indemnification is expressly required to be made by law or the proceeding was authorized by our Board of Directors. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION

The following table sets forth the estimated expenses in connection with the offering described in this registration statement:

SEC registration fee	$1,872.50
Printing and engraving expenses	$15,000.00
Legal fees and expenses	$35,000.00
Accounting fees and expenses	$10,000.00
Miscellaneous	$10,127.50
Total	$72,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On April 28, 2005, the Company’s Board of Directors approved the issuance of a $125,000 promissory note to StarInvest Group, Inc. in exchange for the company’s receipt of $125,000 in cash from StarInvest. The note issued to StarInvest is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable March 1, 2008.

On October 17, 2005, the Company’s Board of Directors approved the issuance of a $50,000 promissory note to EMH Advisory Services, Inc. in exchange for the company’s receipt of $50,000 in cash from EMH. The note issued to EMH is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable March 1, 2008.

On February 17, 2006, the Company’s Board of Directors approved the issuance of a $25,000 promissory note to David L Cohen, Inc. in exchange for the company’s receipt of $25,000 in cash from David L Cohen. The note issued to David L Cohen is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable March 1, 2008

P1

On February 2, 2006, the Company’s Board of Directors issued the following shares of our common stock in payment for the services rendered to the company as follows: (A) 3,500,000 shares to Philip R. Hardy, Chairman of the Board in consideration of his services in developing the company’s business plan and in evaluating alternative strategies for the company; (B) 3,500,000 shares to Gregg Barrett, Assistant Secretary and Director in consideration of his services in developing the company’s business plan and in evaluating alternative strategies for the company; (C) 1,000,000 shares to Stephen L. Rohde for assistance in coordinating, licensing of insurance company activities and in selecting management and the Board of Directors; (D) 200,000 shares to Stephen W. Dick, Vice President for advising the company in developing rates, underwriting guidelines, and forms; (E) 200,000 shares to Richard Atkinson for actuarial and financial advice; (F) 200,000 shares to William N. Majerus, Director, in consideration of his regulatory advice to the company; and (G) 200,000 shares to Joseph J. Pingatore, Secretary and Director in consideration for his corporate governance advice to the company. All of the shares issued were valued at $0.0024 per share.

On the same date, the Company’s Board of Directors also issued the following shares of our common stock in payment for the services rendered to the company as follows: (A) 3,500,000 shares to George Barton in consideration of advisory services on new clams methodology, and consulting services; (B) 200,000 shares to Kelly King in consideration for his assistance in selecting legal counsel and developing the financial model; (C) 200,000 shares to Jeff Lawrence in consideration of his assistance in evaluating the Florida market; (D) 25,000 shares to Michael Poujol in consideration for consulting services received by the company; (E) 25,000 shares to John A. Martel in consideration for consulting services received by the company; (F) 25,000 shares to Robert H. Cole in consideration for his consulting services; (G) 1,500,000 shares to David L. Cohen in consideration for his consulting services; (H) 3,500,000 shares to Phoenix Holdings in consideration for their consulting services; (I) 3,150,000 shares to Ron Moschetta in consideration for the company’s receipt of financial advisory services; (J) 3,500,000 shares to Ivan Turner in consideration for his advice and guidance regarding claims adjusting procedures; (K) 2,500,000 shares to EMH Advisory Services, Inc. in consideration of public relations services and other consulting services; (L) 2,000,000 shares to Akron Associates, Inc. in consideration of consulting services; (M) 1,000,000 to Star Invest in consideration for consulting services; and (N) 3,700,000 shares to Last Chance Real Estate in consideration for consulting services. All of the shares issued were valued at $0.0024 per share.

On March 10, 2006, the Company’s Board of Directors approved the issuance of a $5,500 unsecured promissory note to EMH Advisory Services, Inc. in exchange for the company’s receipt of $5,500 in cash from EMH Advisory Services, Inc. The note is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable April 11, 2008.

On March 10, 2006, the Company’s Board of Directors approved the issuance of a $5,500 unsecured promissory note to Akron Associates, Inc. in exchange for the company’s receipt of $5,500 in cash from Akron Associates, Inc. The note is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable April 11, 2008.

On May 15, 2006, the Company’s Board of Directors approved the issuance of a $10,000 unsecured promissory note to Gregg Barrett in exchange for the company’s receipt of $10,000 in cash from Mr. Barrett. The note issued to Mr. Barrett, a Director of the Company, is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable April 11, 2008.

On May 15, 2006, the Company’s Board of Directors approved the issuance of a $10,000 unsecured promissory note to George E. Barton in exchange for the company’s receipt of $10,000 in cash from Mr. Barton. The note issued to Mr. Barton is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable April 11, 2008.

On May 15, 2006, the Company’s Board of Directors approved the issuance of a $10,000 unsecured promissory note to Phillip R. Hardy in exchange for the company’s receipt of $10,000 in cash from Mr. Hardy. The note issued to Mr. Hardy is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable April 11, 2008.

On May 24, 2006, the Company’s Board of Directors approved the issuance of a $7,000 unsecured promissory note to EMH Advisory Services, Inc. in exchange for the company’s receipt of $7,000 in cash from EMH Advisory Services, Inc. The note is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable April 11, 2008.

P2

On June 14, 2006, the Company’s Board of Directors approved the issuance of a $7,000 unsecured promissory note to Akron Associates, Inc. in exchange for the company’s receipt of $7,000 in cash from Akron Associates, Inc. The note is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable April 11, 2008.

On July 31, 2006, the Company’s Board of Directors approved the issuance of an unsecured promissory note of at least $3,000 and up to $50,000 (with the exact principal amount to be determined as funds are received). The note was issued to Gregg Barrett, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable July 31, 2008.

On July 31, 2006, the Company’s Board of Directors approved the issuance of an unsecured promissory note of at least $3,000 and up to $50,000 (with the exact principal amount to be determined as funds are received). The note was issued to Philip R. Hardy, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable July 31, 2008.

On July 31, 2006, the Company’s Board of Directors approved the issuance of an unsecured promissory note of at least $3,000 and up to $50,000 (with the exact principal amount to be determined as funds are received). The note was issued to George E. Barton, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable July 31, 2008.

The parties intended the above private placements to be exempt from registration under the Securities Act by virtue of Section 4(2) or Regulation D under the Securities Act. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us and each investor was knowledgeable, sophisticated and experienced in making investments of this kind.

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ITEM 27. EXHIBITS

Exhibit No.	Description of Exhibit
3.1	Articles of Incorporation, as filed on April 22, 2005
3.2	Amendment to Articles of Incorporation
3.3	Bylaws
3.4	Articles of Incorporation – Premier Indemnity Insurance Company
3.5	By-Laws of Premier Indemnity Insurance Company
3.6	Articles of Incorporation – Premier Indemnity Associates, Inc.
3.7	By-Laws of Premier Indemnity Associates, Inc.
4.1	Specimen Stock Certificate
5.1	Opinion of William M. Aul
10.1	Escrow Agreement
10.2	Consulting Services Agreement with EMH Advisory Services, Inc.
10.2A	Amendment to Consulting Services Agreement with EMH Advisory Services, Inc.
10.3	Consulting Agreement with Stephen L. Rohde
10.4	Subscription Agreement and Note Issued to StarInvest Group, Inc.
10.5	Subscription Agreement and Note Issued to EMH Advisory Services, Inc.
10.6	Subscription Agreement and Note Issued to David L Cohen.
10.7	Office Lease Agreement
10.8	Policy Administration Full Service Agreement
10.9	Claims Administration Services Agreement
10.10	Promissory Note – Gregg Barrett
10.11	Promissory Note – Phil Hardy
10.12	Promissory Note – George Barton
10.13	Promissory Note ($5,500) – EMH Advisory Group, Inc.
10.14	Promissory Note ($5,500) – Akron Associates, Inc.
10.15	Promissory Note ($7,000) – Akron Associates, Inc.
10.16	Promissory Note ($7,000) – EMH Advisory Services, Inc.
10.17	Promissory Note ($10,000) -- Gregg Barrett
10.18	Promissory Note ($10,000) – George E. Barton
10.19	Promissory Note ($10,000) – Philip R. Hardy
10.20	Promissory Note ($3,000-$50,000) Gregg Barrett
10.21	Promissory Note ($3,000-$50,000) Philip R. Hardy
10.22	Promissory Note ($3,000-$50,000) George E. Barton
23.1	Consent of Hamilton Misfeldt & Company P.C.
23.2	Consent of William M. Aul
99.1	Purchase Order Form
99.2	Purchase Order Form – California Only

ITEM 28. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:
	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act; P4

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price present no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on October 4, 2006.

PREMIER INDEMNITY HOLDING COMPANY
By: /s/ Stephen L. Rohde Stephen L. Rohde, President, Treasurer and Director and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints, Stephen L. Rohde and his true and lawful attorney in fact and agent acting alone, with full powers of substitution and resubstitution, for his or her and in his or her name, place and stead, in any and all capacities, this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Stephen L. Rohde Stephen L. Rohde	President, Treasurer, Chief Executive Officer, and Director	October 4, 2006
/s/ Stephen L. Rohde Stephen L. Rohde	Treasurer & Director (principal financial and accounting officer)	October 4, 2006
/s/ Philip R. Hardy Philip R. Hardy	Chairman of the Board	October 4, 2006
/s/ Joseph J. Pingatore, Esq. Joseph J. Pingatore	Secretary and Director	October 4, 2006
/s/ Richard V. Atkinson Richard V. Atkinson	Director	October 4, 2006
/s/ Gregg Barrett Gregg Barrett	Assistant Secretary and Director	October 4, 2006
/s/ William N. Majerus, Esq. William N. Majerus, Esq.	Director	October 4, 2006

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3.1	Articles of Incorporation, as filed on April 22, 2005
3.2	Amendment to Articles of Incorporation
3.3	Bylaws
3.4	Articles of Incorporation – Premier Indemnity Insurance Company
3.5	By-Laws of Premier Indemnity Insurance Company
3.6	Articles of Incorporation – Premier Indemnity Associates, Inc.
3.7	By-Laws of Premier Indemnity Associates, Inc.
4.1	Specimen Stock Certificate
5.1	Opinion of William M. Aul
10.1	Escrow Agreement
10.2	Consulting Services Agreement with EMH Advisory Services, Inc.
10.2A	Amendment to Consulting Services Agreement with EMH Advisory Services, Inc.
10.3	Consulting Agreement with Stephen L. Rohde
10.4	Subscription Agreement and Note Issued to StarInvest Group, Inc.
10.5	Subscription Agreement and Note Issued to EMH Advisory Services, Inc.
10.6	Subscription Agreement and Note Issued to David L Cohen.
10.7	Office Lease Agreement
10.8	Policy Administration Full Service Agreement
10.9	Claims Administration Services Agreement
10.10	Promissory Note – Gregg Barrett
10.11	Promissory Note – Phil Hardy
10.12	Promissory Note – George Barton
10.13	Promissory Note ($5,500) – EMH Advisory Group, Inc.
10.14	Promissory Note ($5,500) – Akron Associates, Inc.
10.15	Promissory Note ($7,000) – Akron Associates, Inc.
10.16	Promissory Note ($7,000) – EMH Advisory Services, Inc.
10.17	Promissory Note ($10,000) -- Gregg Barrett
10.18	Promissory Note ($10,000) – George E. Barton
10.19	Promissory Note ($10,000) – Philip R. Hardy
10.20	Promissory Note ($3,000-$50,000) – Gregg Barrett
10.21	Promissory Note ($3,000-$50,000) – Philip R. Hardy
10.22	Promissory Note ($3,000 - $50,000) – George E. Barton
23.1	Consent of Hamilton Misfeldt & Company P.C.
23.2	Consent of William M. Aul
99.1	Purchase Order Form
99.2	Purchaser Order Form – California Only

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